                                                                     EXHIBIT 2.8


                                                                 EXECUTION DRAFT

                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                         PRISON HEALTH SERVICES, INC.,

                     CORRECTIONAL PHYSICIAN SERVICES, INC.,

                                  KENAN UMAR,

                                      AND

                                    EMRE UMAR

                           DATED AS OF MARCH 29, 2000

                               TABLE OF CONTENTS
                         (Not a part of the Agreement)

1.       PURCHASE AND SALE OF ASSETS .......................................................................  1

  1.1.   Purchase And Sale Of Assets .......................................................................  1
         1.1.1.   Leased Real Property .....................................................................  2
         1.1.2.   Tangible Personal Property ...............................................................  2
         1.1.3.   Inventories And Supplies .................................................................  2
         1.1.4.   Contract Rights ..........................................................................  2
         1.1.5.   Trade Name and other Intellectual Property ...............................................  2
         1.1.6.   Governmental Licenses, Permits and Approvals .............................................  2
         1.1.7.   Computer Software ........................................................................  3
         1.1.8.   Business Data ............................................................................  3
         1.1.9.   Guaranties; Warranties; Indemnities ......................................................  3
         1.1.10.  Surety, Payment and Performance Bonds ....................................................  3
         1.1.11.  Other Assets .............................................................................  3

  1.2.   Excluded Assets ...................................................................................  3
         1.2.1.   Cash .....................................................................................  3
         1.2.2.   Ordinary Course of Business Dispositions .................................................  3
         1.2.3.   Nonassignable Permits ....................................................................  3
         1.2.4.   Rights Under This Agreement ..............................................................  3
         1.2.5.   Minute Books and Stock Ledger ............................................................  3
         1.2.6.   Accounts Receivable ......................................................................  4
         1.2.7.   Employee Benefit Plans ...................................................................  4
         1.2.8.   Excluded Contracts .......................................................................  4
         1.2.9.   Vehicles .................................................................................  4
         1.2.10.  Excess Pharmaceutical Inventory ..........................................................  4
         1.2.11.  Headquarters .............................................................................  4
         1.2.12.  Other Excluded Assets ....................................................................  4

  1.3.   Conveyance ........................................................................................  4

  1.3.   Conveyance ........................................................................................  4

2.       PURCHASE PRICE ....................................................................................  4

  2.1.   Purchase Price; Assumption of Liabilities .........................................................  4

  2.2.   Initial Payment; Escrow ...........................................................................  5

  2.3.   Post-Closing Adjustment ...........................................................................  5

  2.4.   Method of Payment .................................................................................  7

  2.5.   Allocation ........................................................................................  7

3.       ASSUMPTION OF LIABILITIES .........................................................................  7

  3.1.   Assumed Liabilities ...............................................................................  7


  3.2.   Purchaser's Obligations ...........................................................................  7

  3.4.   Breach of Representations .........................................................................  9

  3.5.   Insurance .........................................................................................  9

  3.6.   Right of Enforcement and Settlement ...............................................................  9

4.       REPRESENTATIONS AND WARRANTIES ....................................................................  9

  4.1.   Representations and Warranties of Seller ..........................................................  9
         4.1.1.   Corporate Organization ...................................................................  9
         4.1.2.   Authorization and Effect of Agreement ....................................................  9
         4.1.3.   No Restrictions Against Sale of the Assets ............................................... 10
         4.1.4.   Financial Information .................................................................... 10
         4.1.5.   No Material Adverse Change Relating to the Business ...................................... 10
         4.1.6.   Compliance with Laws ..................................................................... 11
         4.1.7.   Assets used in the Business .............................................................. 11
         4.1.8.   Assets other than Real Property .......................................................... 11
         4.1.9.   Real Property ............................................................................ 11
         4.1.10.  Insurance ................................................................................ 12
         4.1.11.  Intellectual Property .................................................................... 12
         4.1.12.  Litigation; Decrees ...................................................................... 13
         4.1.13.  Contract Rights .......................................................................... 13
         4.1.14.  Employee Contracts, Union Agreements and Benefit Plans ................................... 15
         4.1.15.  Labor Relations .......................................................................... 17
         4.1.16.  Personnel ................................................................................ 18
         4.1.17.  No Undisclosed Liabilities ............................................................... 18
         4.1.18.  Environmental Protection ................................................................. 18
         4.1.19.  Tax Matters .............................................................................. 19
         4.1.20.  Broker's and Finders' Fees ............................................................... 21
         4.1.21.  Permits .................................................................................. 21
         4.1.22.  Books and Records ........................................................................ 21
         4.1.23.  Shared Assets ............................................................................ 21
         4.1.24.  Major-Suppliers and Providers ............................................................ 21
         4.1.25.  Medicare and Medicaid .................................................................... 21
         4.1.26.  Solvency ................................................................................. 21
         4.1.27.  Untrue Statements and Omissions .......................................................... 22

  4.2.   Representations, Warranties And Certain Covenants of Purchaser .................................... 22
         4.2.1.   Corporate Organization ................................................................... 22
         4.2.2.   Authorization And Effect Of Agreement .................................................... 22
         4.2.3.   No Restrictions Against Purchase Of The Assets ........................................... 23
         4.2.4.   Untrue Statements and Omissions .......................................................... 23

5.       PRE-CLOSING COVENANTS.............................................................................. 23

  5.1.   Press Releases .................................................................................... 23

  5.2.   Regulatory Filings ................................................................................ 23

  5.3.   Injunctions ....................................................................................... 23

  5.4.   Investigation By Purchaser ........................................................................ 24

  5.5.   Confidential Nature of Information ................................................................ 24

  5.6.   Operation of the Business ......................................................................... 24

  5.7.   Purchaser's Supplemental Schedules ................................................................ 26

  5.8.   Seller's Supplemental Schedules ................................................................... 26

  5.9.   No Shop ........................................................................................... 26

  5.10.  Satisfaction Of Conditions ........................................................................ 26

6.       CONDITIONS PRECEDENT TO THE CLOSING ............................................................... 27

  6.1.   Conditions Precedent To Obligations Of Purchaser .................................................. 27
         6.1.1.   No Misrepresentation Or Breach Of Covenants And Warranties ............................... 27
         6.1.2.   Transfer Documents ....................................................................... 27
         6.1.3.   No Legal Obstruction ..................................................................... 27
         6.1.5.   Opinion of Counsel For Seller ............................................................ 28
         6.1.6.   Consents Under Key Agreements ............................................................ 28
         6.1.7.   No Material Adverse Change ............................................................... 28
         6.1.8.   Termination Statements ................................................................... 28
         6.1.9.   Headquarters Sublease .................................................................... 28
         6.1.10.  Payments to Significant Vendors .......................................................... 28
         6.1.11.  Fairness Opinion ......................................................................... 28
         6.1.12.  Termination of Employment Agreement ...................................................... 28
         6.1.13.  Name Change .............................................................................. 29
         6.1.14.  Consulting and Non-Competition Agreements ................................................ 29
         6.1.15.  Financing ................................................................................ 29
         6.1.16.  Approval of Board of Directors ........................................................... 29
         6.1.17.  Insurance ................................................................................ 29
         6.1.18.  No Undisclosed Liabilities ............................................................... 29
         6.1.19.  Escrow Agreement ......................................................................... 29

  6.2.   Conditions Precedent To Obligations Of Seller ..................................................... 29
         6.2.1.   No Misrepresentation Or Breach Of Covenants And Warranties ............................... 29
         6.2.2.   Instruments Of Assumption ................................................................ 30
         6.2.4.   No Legal Obstruction ..................................................................... 30
         6.2.5.   Certificates ............................................................................. 30
         6.2.6.   Opinion of Counsel For Purchaser ......................................................... 30
         6.2.7.   Tradename License ........................................................................ 31
         6.2.8.   Escrow Agreement ......................................................................... 31

7.       THE CLOSING ....................................................................................... 31

  7.1.   The Closing ....................................................................................... 31

  7.3.   Seller's Obligations ................................................. ............................ 31
         7.3.1.   Transfer Documents ....................................................................... 31
         7.3.2.   Receipts ................................................................................. 31
         7.3.3.  Escrow Agreement .......................................................................... 31

         7.3.4.   Other .................................................................................... 31

  7.4.   Purchaser's Obligations ........................................................................... 31
         7.4.1.   Purchase Price ........................................................................... 31
         7.4.2.   Assumption Instruments ................................................................... 31
         7.4.3.   Escrow Agreement ......................................................................... 31
         7.4.4.   Other .................................................................................... 32

8.       SURVIVAL AND INDEMNIFICATION ...................................................................... 32

  8.1.   Survival .......................................................................................... 32
         8.1.1.   Survival of Representations And Warranties ............................................... 32
         8.1.2.   Survival of Covenants .................................................................... 32

  8.2.   Limitations On Indemnification; Right of Offset ................................................... 32
         8.2.1.   With Respect To Certain Representations And Warranties ................................... 32
         8.2.2.   With Respect To Seller's Obligations ..................................................... 33
         8.2.3.   Right of Offset .......................................................................... 33

  8.3.   Indemnification ................................................................................... 33
         8.3.1.   Indemnification By Seller ................................................................ 33
         8.3.2.   Indemnification By Purchaser ............................................................. 34
         8.3.3.   Cumulative Rights ........................................................................ 34
         8.3.4.   Indemnity Payment; Indemnitee; Indemnifying Party ........................................ 34

  8.4.   Defense of Claims ................................................................................. 34
         8.4.1.   Third Party Claims ....................................................................... 34
         8.4.2.   Direct Claims ............................................................................ 36
         8.4.3.   Failure to Give Timely Notice ............................................................ 36
         8.4.4.   Subrogation .............................................................................. 36
         8.4.5.   Payment .................................................................................. 36

  8.5.   Indemnification in Case of Indemnitee Negligence .................................................. 36

9.       OTHER POST-CLOSING COVENANTS ...................................................................... 36

  9.1.   Employees ......................................................................................... 36
         9.1.1.   Termination and Offers of Employment for Employees ....................................... 36
         9.1.2.   Seller's Post-Closing Operations ......................................................... 37

  9.2.   General Post-Closing Matters ...................................................................... 37
         9.2.1.   Post-Closing Notifications ............................................................... 37
         9.2.2.   Access ................................................................................... 37
         9.2.3.   Guarantees, Etc .......................................................................... 38
         9.2.4.   Rights of Endorsement .................................................................... 38
         9.2.5.   Apportionment and Adjustment ............................................................. 38
         9.2.6.   Payment of IBNR Invoices ................................................................. 38

  9.3.   Nonassignable Contracts ........................................................................... 39
         9.3.1.   Nonassignability ......................................................................... 39
         9.3.2.   Seller To Use Reasonable Efforts ......................................................... 39
         9.3.3.   If Waivers Or Consents Cannot Be Obtained ................................................ 39
         9.3.4.   Obligation of Purchaser To Perform ....................................................... 39

  9.4.   Non-Competition ................................................................................... 40

  9.5.   Transfer Taxes .................................................................................... 40

  9.6.   Straddle Patients ................................................................................. 40

  9.7.   Support Services .................................................................................. 41

  9.8.   Audited Financial Statements ...................................................................... 41

  9.9.   Calculation NY Rebate ............................................................................. 42

10.      TERMINATION ....................................................................................... 42

  10.1.  Termination ....................................................................................... 42

  10.2.  Expenses In The Event Of Termination .............................................................. 42

11.      MISCELLANEOUS PROVISIONS .......................................................................... 42

  11.1.  Notices ........................................................................................... 42

  11.2.  Expenses .......................................................................................... 44

  11.3.  Successors And Assigns ............................................................................ 44

  11.4.  Waiver; Effect of Buyer's Investigation ........................................................... 44

  11.5.  Entire Agreement .................................................................................. 45

  11.6.  Amendments, Supplements, Etc. ..................................................................... 45

  11.7.  Rights Of The Parties ............................................................................. 45

  11.8.  Further Assurances ................................................................................ 45

  11.9.  Bulk Sales ........................................................................................ 45

  11.10. Transfer .......................................................................................... 45

  11.11. Governing Law ..................................................................................... 45

  11.12. Execution In Counterparts ......................................................................... 46

  11.14. Certain Interpretive Matters And Definitions ...................................................... 46

  11.15. Cross-References .................................................................................. 46

  11.16. Severability ...................................................................................... 46

  11.17. Specific Performance .............................................................................. 46

  11.18. Arbitration ....................................................................................... 47

                               TABLE OF SCHEDULES
                         (Not a part of the Agreement)

Schedule 1.1.1             Leased Real Property
Schedule 1.1.2             Tangible Personal Property
Schedule 1.1.5             Intellectual Property Rights
Schedule 1.1.6             Permits
Schedule 1.17A             Computer Software
Schedule 1.17B             Additional Computer Software
Schedule 1.1.10            Performance Bonds
Schedule 1.2.3             Nonassignable Permits
Schedule 1.2.12            Other Excluded Assets
Schedule 2.3               Escrow Agreement
Schedule 2.5               Purchase Price Allocation
Schedule 4.1.3             Conflicts, Defaults, Violations
Schedule 4.1.5             Material Adverse Changes
Schedule 4.1.6             Material Violations of Law
Schedule 4.1.7             Additional Excluded Assets
Schedule 4.1.8             Certain Liens on Tangible Personal Property
Schedule 4.1.10            Insurance
Schedule 4.1.12            Material Litigation or Violation Of Decree
Schedule 4.1.13            Material Contracts
Schedule 4.1.14(a)         Employee Plans/ERISA
Schedule 4.1.14(b)         Non-Compliance with Employee Plans
Schedule 4.1.15            Labor Matters
Schedule 4.1.16            Personnel of the Business
Schedule 4.1.18(b)         Environmental Matters
Schedule 4.1.19(c)         Tax Matters
Schedule 4.1.21            Permits
Schedule 4.1.23            Shared Assets
Schedule 4.1.24            Major Suppliers and Customers
Schedule 4.2.3             Purchaser's Permits and Consents
Schedule 5.6(b)            Pre-Closing Activities
Schedule 6.1.2             Transfer Documents
Schedule 6.1.5             Opinion of Counsel for Seller
Schedule 6.1.6             Key Agreements
Schedule 6.1.8             Required Termination Statements
Schedule 6.1.10            Payments to Significant Vendors
Schedule 6.1.14(a)         Non-Competition Agreement for Dr. Kenan Umar
Schedule 6.1.14(b)         Non-Competition Agreement for Mr. Emre Umar
Schedule 6.1.14(c)         Consulting Agreement for Dr. Kenan Umar
Schedule 6.1.14(d)         Consulting Agreement for Mr. Emre Umar
Schedule 6.2.2             Assumption Instruments
Schedule 6.2.6             Opinion of Counsel for Purchaser
Schedule 6.2.7             Tradename License Agreement
Schedule 9.1               List of Employees
Schedule 9.2.3             Seller Guarantees

                            ASSET PURCHASE AGREEMENT

                  This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 29th day of March, 2000, between PRISON HEALTH SERVICES, INC., a Delaware corporation ("Purchaser"); CORRECTIONAL PHYSICIAN SERVICES, INC., a Pennsylvania corporation ("Seller"); KENAN UMAR, a resident of the Commonwealth of Pennsylvania ("Dr. Umar"); and EMRE UMAR, a resident of the Commonwealth of Pennsylvania ("Mr. Umar") (Dr. Umar and Mr. Umar and hereinafter referred to collectively as the "Shareholders").

                                    RECITALS

                  A. Seller presently conducts the business (the "Business") of providing managed healthcare services (i) to the Pennsylvania Department of Corrections with respect to inmates in the Eastern Region of Pennsylvania pursuant to that certain Comprehensive Medical Services Agreement, dated January 1, 1998, between Seller and the Commonwealth of Pennsylvania, Department of Corrections, as amended (the "Pa Contract") and (ii) to the State of New York, Department of Correctional Services pursuant to an undated Health Services Agreement (#C160656) between Seller and the State of New York, Department of Correctional Services effective as of June 1, 1998, as amended (the "NY Contract").

                  B. On the date of this Agreement Seller conducts the Business pursuant to the Pa Contract at the following facilities: Chester, Coal Township, Dallas, Frackville, Graterford, Mahanoy, Retreat & Waymart. On the date of this Agreement, Seller conducts the Business pursuant to the NY Contract at the following facilities: Arthur Kill, Bayview, Beacon, Bedford Hills, Downstate, Fishkill, Green Haven, Queensboro, Sing Sing, Taconic, Mid-Orange and Otisville. The facilities named in this recital, together with any additional facilities made a part of either the Pa Contract or the NY Contract between the date of this Agreement and the Closing Date (as hereinafter defined) are hereinafter referred to, collectively, as the "Sites."

                  C. Seller desires to sell and assign to Purchaser, and Purchaser desires to purchase and assume from Seller, specified assets and liabilities of the Business on the terms and subject to the conditions set forth in this Agreement.

                  D. America Service Group Inc., a Delaware corporation and the parent corporation of Purchaser ("ASG"), has guaranteed all obligations of Purchaser pursuant to this Agreement.

                  E. The Shareholders own 100% of the issued and outstanding shares of capital stock of Seller.

                  NOW, THEREFORE, the parties hereto agree as follows:

                         1. PURCHASE AND SALE OF ASSETS

         1.1. Purchase And Sale Of Assets. On the terms and subject to the conditions hereof, at the Closing (as hereinafter defined), Seller will sell, transfer, convey, assign and deliver

("Transfer") to Purchaser, and Purchaser will purchase and accept from Seller, all of Seller's right, title and interest in and to the assets and properties described in this Section 1.1 (the "Assets"):

                  1.1.1. Leased Real Property Subject to Section 9.3, the rights and incidents of interest of Seller in and to the real property leases listed on Schedule 1.1.1 and certain of Seller's rights in and to the real property leased by Seller pursuant thereto, including all buildings, structures, fixtures and improvements located thereon to the extent subject to such leases, together with such additions thereto as shall have been made prior to the Closing (the "Leased Real Property").

                  1.1.2. Tangible Personal Property. All furniture, fixtures, office equipment, telecommunications equipment, medical equipment, and other tangible personal property (other than Inventory (as hereinafter defined)), excluding (i) the telephone switch and handsets and data processing equipment located in the Headquarters (as hereinafter defined) and (ii) the data processing equipment located at the Sites, held or owned by Seller as of the Closing which is used primarily in the Business, including, without limitation, those items of tangible personal property described on Schedule 1.1.2 (collectively, the "Tangible Personal Property").

                  1.1.3. Inventories And Supplies. All office and medical supplies and pharmaceuticals held or owned by Seller or held on consignment as of the Closing on hand at the Sites on the day prior to the Closing Date to the extent not in excess of normal quantities (collectively, "Inventory");

                  1.1.4. Contract Rights. Subject to Section 9.3, certain rights and incidents of interest of Seller as of the Closing in and to (i) all leases pertaining to Leased Real Property; (ii) those Contracts which are listed on Schedule 1.1.1 or 4.1.13 (unless indicated to the contrary thereon), or are of a type which would have been listed on Schedule 4.1.13 except that they provide for payments in an amount less than the applicable amount set forth in Section 4.1.13 (collectively, the "Assumed Contracts"); and
(iii) all prepaid expenses and security deposits with respect to the Business; provided that contracts for insurance referred to in Section 3.5 shall not be included in the Assets;

                  1.1.5. Trade Name and other Intellectual Property. All right, title and interest of Seller in and to the name "Correctional Physician Services" and all other trademarks, trade names, service marks, copyrights, any applications and registrations therefor, proprietary rights, trade secrets (including supplier and provider lists), personnel and provider databases, know-how, manuals, processes, techniques and all rights related thereto and all right, title and interest of Seller in and to the Seller's web site (collectively, "Intellectual Property Rights") of Seller used primarily in the Business or which have in the past been used in the Business and are now dormant, including without limitation, those listed or described on
Schedule 1.1.5;

                  1.1.6. Governmental Licenses, Permits and Approvals. All rights and incidents of interest in and to all transferable licenses, permits and approvals ("Permits") issued to Seller by any Governmental Agency (as hereinafter defined) relating primarily to the Business and in effect as of the Closing, including without limitation, those listed or described on Schedule 1.1.6;

                  1.1.7. Computer Software. All computer software programs (other than off-the-shelf, shrink-wrapped software) used primarily in the Business, including those items listed on Schedule 1.1.7A, and a license to use all other computer software programs (other than off-the-shelf, shrink-wrapped software) used by the Business, including those items listed on Schedule 1.1.7.B;

                  1.1.8. Business Data. The original documents representing all current and historical information, files, correspondence, records, marketing data and plans related to the Business, including, without limitation, any lists of historical, current and potential personnel, providers and suppliers of the Business (collectively, the "Business Data");

                  1.1.9. Guaranties; Warranties; Indemnities. To the extent assignable, all guarantees, warranties, indemnities and similar rights in favor of Seller that relate primarily to the Business;

                  1.1.10. Surety, Payment and Performance Bonds. To the extent assignable, all surety, payment or performance bonds or similar insurance contracts entered into by the Seller to the extent that the same relate primarily to the Business, including those listed on Schedule 1.1.10; and

                  1.1.11. Other Assets. All other tangible or intangible properties and assets that are carried on the books with the Seller or that are owned or held by Seller wherever located that are used exclusively in the Business as of the Closing, whether or not of a type falling within any of the categories of assets or properties described in Subsections 1.1.1 to 1.1.10.

         1.2. Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the following properties, assets and rights (the "Excluded Assets") will not be included in the Assets:

                  1.2.1. Cash. All cash or cash equivalents of Seller wherever located;

                  1.2.2. Ordinary Course of Business Dispositions. All of the properties and assets which shall have been transferred or disposed of by Seller prior to the Closing in the ordinary course of business without violation of this Agreement, including Section 5.6;

                  1.2.3. Nonassignable Permits. Any Permits which are listed on Schedule 1.2.3 and are incapable of being Transferred without the consent, approval, novation or waiver of a third person or entity (including without limitation of a Governmental Agency), if the Transfer or attempted Transfer of such would constitute a breach of such Permit or a violation of any Law (as hereinafter defined) and if such consent, approval, novation or waiver is not obtained;

                  1.2.4. Rights Under This Agreement. All consideration received and rights of Seller under this Agreement and other agreements between the parties entered into in connection with the transactions contemplated hereby;

                  1.2.5. Minute Books and Stock Ledger. The corporate minute books and stock ledger records of Seller;

                  1.2.6. Accounts Receivable. Any right, title and interest of Seller in and to any accounts and other receivables related to the Business, to the extent attributable to services provided or expenses incurred prior to the close of business on the day prior to the Closing Date;

                  1.2.7. Employee Benefit Plans. All Employee Benefit Plans (as hereinafter defined), including, without limitation, any employment agreements outstanding with Seller, and all assets held pursuant to such Employee Benefit Plans;

                  1.2.8. Excluded Contracts. Any right, title and interest of Seller in and to (i) Purchase Order No. P0001285, dated November 5, 1999, from the Martin County (Florida) Board of County Commissioners; (ii) Purchase Order No. 98-0000047, dated January 21, 1998, from the Hampton Roads (Virginia) Regional Jail; (iii) Purchase Order No. 1999-0069, dated June 24, 1999, from the County of Albemarle (Virginia); and (iv) RFP No. 7092 relating to the provision of Medical Services for the City Jail of Chesapeake, Virginia (collectively, the "Excluded Contracts");

                  1.2.9.   Vehicles. Any vehicles owned or leased by Seller;

                  1.2.10. Excess Pharmaceutical Inventory. Any pharmaceuticals not on hand at the Sites at the close of business on the day prior to the Closing Date or pharmaceuticals on hand at the Sites in excess of normal quantities.

                  1.2.11. Headquarters. The Headquarters (as hereinafter defined) and the telecommunications and office equipment used in the Business at the Headquarters; and

                  1.2.12. Other Excluded Assets. Any property, asset or right which either (i) is listed or described on Schedule 1.2.12 or (ii) is not an Asset as described in Section 1.1 and, in the case of clauses (i) and (ii) of this Section 1.2.12, was not reflected as an asset (or netted against a liability) in any Schedule to this Agreement.

         1.3. Conveyance. Subject to the provisions of Article 6 and Section 9.3, at the Closing Seller will Transfer to Purchaser good and marketable title to the Assets, in each case free and clear of any liens other than Permitted Liens (as hereinafter defined).

         1.4. Additional Assets. Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller, in addition to the Assets, certain items of office equipment and furniture located at the Headquarters. Purchaser and Seller will identify such additional assets and will negotiate a purchase price, in addition to the Purchase Price (as hereinafter defined), for such assets. Seller will convey such additional assets to Purchaser at the Closing upon receipt of the negotiated purchase price pursuant to a bill of sale in form acceptable to both parties.

                               2. PURCHASE PRICE

         2.1. Purchase Price; Assumption of Liabilities. In consideration of the Transfer of the Assets and the other undertakings of Seller hereunder and subject to the provisions of Section 2.3 hereof, (i) Purchaser will pay $14,000,000 U.S. Dollars (the "Purchase Price") for the Assets and (ii) Purchaser will assume the Assumed Liabilities.

         2.2.     Initial Payment; Escrow.

                  (a) At the Closing, in consideration for the Assets, Purchaser (i) shall pay to Seller an amount equal to $12,167,000 U.S. Dollars, plus the amount of the Estimated Net Working Capital Surplus (as defined below) or less the amount of the Estimated Net Working Capital Deficit (as defined below), as the case may be, and (ii) shall deposit the amount of $1,833,000 U.S. Dollars in escrow with Bank of America, N.A., as escrow agent (the "Escrow Agent"), pursuant to an Escrow Agreement (the "Escrow Agreement") substantially in the form attached hereto as Schedule 2.3. The amount referred to in clause
(i) of the preceding sentence shall be deposited into the bank account referred to in Section 9.2.6.

                  (b) Not later than the close of business on the second business day prior to the Closing Date, Purchaser and Seller shall agree upon the estimated amount of the Adjusted Net Working Capital (as hereinafter defined) as of the close of business on the day prior to the Closing Date. For purposes of such estimate, it shall be assumed that the value of the office and medical supplies and pharmaceuticals owned by Seller and on hand at the Sites on such day is $170,000. The excess, if any, of the estimated adjusted current assets over the estimated adjusted current liabilities is referred to as an "Estimated Net Working Capital Surplus." The excess, if any, of the estimated adjusted current liabilities over the estimated adjusted current assets is referred to as an "Estimated Net Working Capital Deficit." If Purchaser and Seller are unable to reach agreement regarding the estimated amount of the Adjusted Net Working Capital prior to the Closing Date, the Closing shall nevertheless occur and Purchaser shall deposit in escrow with the Escrow Agent pursuant to the Escrow Agreement an amount of cash equal to the difference between the estimated amount of the Adjusted Net Working Capital calculated by Purchaser and the amount calculated by Seller. The cash portion of the Purchase Price payable at the closing shall be increased or decreased, as the case may be, by the Estimated Net Working Capital Surplus or Estimated Net Working Capital Deficit as calculated by Seller.

         2.3.     Post-Closing Adjustment.

                  (a) As promptly as practicable following the Closing Date, Purchaser will prepare a schedule (the "Preliminary Working Capital Schedule") of balance sheet accounts with respect to the Business sufficient to permit the calculation of the Adjusted Net Working Capital (as hereinafter defined) with respect to the Business as of the close of business on the day prior to the Closing Date. Purchaser shall deliver the Preliminary Working Capital Schedule to Seller. "Adjusted Net Working Capital" means the current assets less current liabilities of Seller, both with respect to the Business, as such terms are defined in accordance with generally accepted accounting principles, except that (i) Seller's cash and cash equivalents shall be excluded from the computation; (ii) all assets and liabilities attributable to (x) the accounts and notes receivable of Seller with respect to the Business as of the close of business on the day prior to the Closing Date, (y) the Pre-Closing Date IBNR (as hereinafter defined) with respect to the Business and (z) accounts payable attributable to the Business as of the close of business on the day prior to the Closing Date shall be excluded from the computation; (iii) current assets shall not include any pharmaceuticals, inventory or supplies not on hand at the Sites or on hand at the Sites in excess of normal quantities; (iv) current assets shall include the unamortized amount of the 5-year payment and performance bond obtained by Seller with respect to the Pa Contract; (v) insofar as payroll and accrued vacation pay are concerned, current liabilities shall include only payroll and accrued vacation pay attributable to any payroll period ending after the Closing Date that relates to the operation of the Business prior to and after the Closing Date; and (vi) current liabilities shall exclude the accrued amount as of the close of business on the day prior to the Closing Date of the NY Rebate (as hereinafter defined). For purposes of computing Adjusted Net Working Capital, Purchaser and Seller agree that current assets and current liabilities shall include amounts of Seller's corporate assets or liabilities to the extent allocable to the Business in accordance with generally accepted accounting principles on a basis consistently applied. "Pre-Closing Date IBNR" means the liabilities (with respect to both providers and third-party vendors) incurred by Seller related to the provision of medical services to inmates covered by the Pa Contract or the NY Contract prior to the Closing Date but not represented by accounts payable as of the Closing Date. "NY Rebate means the amount, if any, that Seller is required to rebate to the State of New York pursuant to Section 6.B. of the NY Contract for the contract year ended on May 31, 2000.

                  (b) Seller shall have 30 calendar days following receipt of the Preliminary Working Capital Schedule during which to notify Purchaser of any dispute of any item contained in the Preliminary Working Capital Schedule, which notice shall set forth in reasonable detail the basis for such dispute. If Seller does not notify Purchaser of any dispute within such 30 calendar-day period, the Preliminary Working Capital Schedule shall be deemed to be the "Final Working Capital Schedule." Purchaser and Seller shall cooperate in good faith to resolve any dispute as promptly as possible, and upon such resolution, the Final Working Capital Schedule shall be prepared in accordance with the agreement of Purchaser and Seller.

                  (c) If Purchaser and Seller are unable to resolve any dispute regarding the Preliminary Working Capital Schedule within 15 calendar days (or such longer period as Purchaser and Seller shall mutually agree in writing) of notice of a dispute, Purchaser and Seller shall engage Maillie Falconiero & Co. (or, if Maillie Falconiero & Co. is unwilling to serve, another mutually agreeable independent accounting firm) to resolve all issues having a bearing on such dispute and such resolution shall be final and binding on the parties. Maillie Falconiero & Co. (or such other independent accounting firm) shall use commercially reasonable efforts to complete its work within 30 calendar days of its engagement. The expenses of Maillie Falconiero & Co. (or such other independent accounting firm) shall be shared equally by Purchaser and Seller. The Final Working Capital Schedule and the calculation of Adjusted Net Working Capital shall then be prepared by Purchaser and Seller based on the determination of Maillie Falconiero & Co. (or such other independent accounting firm).

                  (d) If the Adjusted Net Working Capital is a deficit, the Purchase Price shall be reduced, on a dollar-for-dollar basis, by an amount equal to the amount of the deficit (such amount being hereinafter referred to as the "Deficit"). There shall be disbursed to Purchaser from the portion of the Purchase Price held by the Escrow Agent, within 10 days after the final determination of the Final Working Capital Schedule pursuant to Sections 2.3(b) and (c), the amount of the Deficit, plus any Estimated Net Working Capital Surplus or less any Estimated Net Working Capital Deficit, as the case may be. To the extent that the portion of the Purchase Price held by the Escrow Agent is insufficient to pay the Deficit (plus any Estimated Net Working Capital Surplus or less any Estimated Net Working Capital Deficit, as the case may be), Seller shall pay the balance of the Deficit (plus any Estimated Net Working Capital Surplus) from other funds. If the Estimated Net Working Capital Deficit exceeds the amount of the Deficit, Purchaser shall pay to Seller within 10 days after the final determination of the Final Working Capital Schedule the excess of the Estimated Net Working Capital Deficit over the Deficit.

                  (e) If the Adjusted Net Working Capital is a surplus, the Purchase Price shall be increased, on a dollar-for-dollar basis, by an amount equal to the amount of the surplus (such amount being hereinafter referred to as the "Surplus"). Within 10 days after the final determination of the Final Working Capital Schedule pursuant to Sections 2.3(b) and (c), Purchaser shall pay to Seller the amount of the Surplus, plus any Estimated Net Working Capital Deficit or less any Estimated Net Working Capital Surplus, as the case may be. If the Estimated Net Working Capital Surplus exceeds the Surplus, there shall be disbursed to Purchaser from the portion of the Purchase Price held by the Escrow Agent, within 10 days after the final determination of the Final Working Capital Schedule pursuant to Section 2.3(b) and (c), an amount equal to the excess of the Estimated Net Working Capital Surplus over the Surplus. To the extent that the portion of the Purchase Price held by the Escrow Agent is insufficient to pay the amount referred to in the preceding sentence, Seller shall pay the balance of such amount from other funds.

         2.4. Method of Payment. All payments from one party to another under this Agreement shall be made by wire transfer of immediately available federal funds to an account designated in writing by the person or entity to receive such payment.

         2.5. Allocation. For purposes of determining both Purchaser's basis in the Assets and Seller's gain or loss with respect to the transactions contemplated by this Agreement pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and the Treasury Regulations promulgated thereunder, certain of the Assets will be valued in accordance with Schedule 2.5. Purchaser and Seller will use such values (subject to such changes as may be hereafter agreed to by Purchaser and Seller in writing) in preparing and filing their respective Forms 8594 with the Internal Revenue Service with respect to the transactions contemplated by this Agreement.

                          3. ASSUMPTION OF LIABILITIES

         3.1. Assumed Liabilities. As partial consideration for the purchase of the Assets, Purchaser hereby assumes the following liabilities (the "Assumed Liabilities") of Seller (i) all liabilities of Seller with respect to the Assumed Contracts to the extent arising after the Closing Date; (ii) all accrued current liabilities of Seller as of the Closing Date with respect to the Business with respect to payroll and accrued vacation pay to the extent attributable to any payroll period ending after the Closing Date that relates to the operation of the Business prior to and after the Closing Date or solely to the operation of the Business after the Closing Date; (iii) all liabilities arising after the Closing Date with respect to the provision of services to inmates covered by the Pa Contract or the NY Contract; and (iv) any liability of Seller for the NY Rebate, to the extent disclosed to Purchaser.

         3.2. Purchaser's Obligations. Purchaser hereby assumes and agrees to pay, discharge or perform, as appropriate, when due, the Assumed Liabilities to the extent such obligations (i) accrue after the Closing Date; (ii) are not required to be performed as a result of Seller's breach or default with respect to any contract, Seller's wrongful act or omission, Seller's negligent act or omission or Seller's violation of Law, in each case occurring on or prior to the Closing Date; and (iii) with respect to any written contracts, copies of which Seller is required to provide to Purchaser hereunder, are disclosed on the face of such written contracts.

         3.3. Excluded Liabilities. Except for the Assumed Liabilities, in no event shall Purchaser assume, agree to pay, satisfy or discharge or otherwise have any responsibility for any liabilities or obligations of Seller, and, without limiting the generality of the foregoing, Assumed Liabilities shall not include any liabilities or obligations in respect of the following: (i) Taxes (as hereinafter defined) of Seller of any kind or for any period; (ii) any liability or obligation of Seller whatsoever which accrued at any time on or prior to the Closing Date, whether or not such liability or obligation arises prior or subsequent to the Closing Date, including, without limitation, any liabilities with respect to payroll and accrued vacation pay and employee claims or benefits to the extent attributable to any payroll period ending prior to the Closing Date or ending after the Closing Date that relates solely to the operation of the Business prior to the Closing Date, distributions payable, debt or notes payable (including, without limitation, bank overdrafts), insurance related liabilities (whether known or unknown), including workers' compensation claims (asserted or unasserted, whether or not reported and whether or not reserved for, and including liability for the payment of deductible amounts), and litigation or claims (including, without limitation, contract claims, discrimination claims, EEOC claims and Medical Malpractice Claims (as hereinafter defined)); (iii) any liability or obligation of Seller relating to or arising from Seller's breach of, default under or failure to comply with, at any time on or prior to the Closing Date, whether or not such liability or obligation arises prior or subsequent to the Closing Date, any Assumed Liability; (iv) any liability or obligation of Seller relating to or arising from Seller's failure in a timely manner to pay or perform any other liability or obligation which accrued at any time on or prior to the Closing Date, whether or not such liability or obligation arises prior to or subsequent to the Closing Date; (v) any liability or obligation of Seller arising out of or with respect to any third party or governmental claim pending on the Closing Date or thereafter initiated based on or arising out of the operation of Seller's business on or prior to the Closing Date, whether or not such liability or obligation arises prior to or subsequent to the Closing Date; (vi) any liability or obligation of Seller relating to the breach of any Law (as hereinafter defined) (including, without limitation, the WARN Act (as hereinafter defined) and Environmental Laws (as hereinafter defined)); (vii) any liability or obligation of Seller under or relating to any Employee Benefit Plan (as hereinafter defined) (including, without limitation, any employment agreements outstanding with Seller), whether or not such liability or obligation arises prior to or subsequent to the Closing Date; (viii) any liability or obligation of Seller arising out of or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of Seller; and (ix) except for the Assumed Liabilities, any other claim, loss, liability, obligation, damage, cost or expense of Seller. Seller agrees to pay and settle all its liabilities and obligations (other than the Assumed Liabilities) in a timely manner. Without limiting the generality of the foregoing, Seller shall pay, in accordance with its payroll policies in effect on the Closing Date, all payroll expenses that are payable after the Closing Date but that relate solely to the operation of the Business prior to the Closing Date.

         3.4.     Breach of Representations. Subject to Article 8, nothing in
Section 3.1 shall limit Purchaser's right to indemnification for the breach by Seller of any of its representations and warranties contained herein.

         3.5. Insurance. With respect to any loss, liability or damage relating to, resulting from or arising out of the conduct of the Business of Seller prior to the Closing Date for which Purchaser may be liable pursuant to
Section 3.1 and for which Seller would be entitled to assert, or cause any other person or entity to assert, a claim for recovery under any policy of insurance maintained by or for the benefit of Seller ("Insurance"), at the request of Purchaser, Seller will use reasonable efforts to assert, or to assist Purchaser to assert, one or more claims under such Insurance covering such loss, liability or damage, provided that all of Seller's or any of its Affiliates' out-of-pocket costs and expenses incurred in connection with the foregoing are promptly reimbursed by Purchaser. Notwithstanding Section 3.1, Seller will be deemed, solely for the purpose of asserting claims for Insurance pursuant to the immediately preceding sentence, to have retained liability for such loss, liability or damage to the extent of the policy limits of the applicable policy of Insurance.

         3.6. Right of Enforcement and Settlement. Immediately after the Closing, Purchaser shall have complete control over the payment, settlement or other disposition of the Assumed Liabilities and the right to commence, conduct and control all negotiations and proceedings with respect thereto. Seller shall notify Purchaser promptly of any claim made with respect to any Assumed Liabilities or Assets and shall not, except with the latter's prior written consent, voluntarily make any payment of, settlement or offer to settle, or consent to any compromise or admit liability with respect to, any Assumed Liabilities or Assets. Seller shall cooperate (at Purchaser's expense solely with respect to out-of-pocket disbursements) with Purchaser in any reasonable manner requested by Purchaser in connection with any negotiations or proceedings involving any Assumed Liabilities or Assets.

                       4. REPRESENTATIONS AND WARRANTIES

         4.1. Representations and Warranties of Seller. Seller and each Shareholder, jointly and severally, represent and warrant to Purchaser as follows:

                  4.1.1. Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority and all Permits necessary to own, lease or otherwise hold the Assets and to carry on the Business as presently conducted. Seller has delivered to Purchaser complete and correct copies of (i) Seller's Certificate of Incorporation and all amendments thereto (certified by the Secretary or an Assistant Secretary of Seller), and (ii) its By-Laws and all amendments thereto (certified by the Secretary or an Assistant Secretary of Seller). The Shareholders own all of the issued and outstanding capital stock of Seller.

                  4.1.2. Authorization and Effect of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement and all of the other agreements, certificates and other documents delivered or to be delivered on or after the date hereof and at or prior to the Closing in connection with the transactions contemplated hereby (the "Ancillary Documents") to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Documents to which it is or will be a party and the consummation by Seller of the transactions contemplated hereby and thereby to be consummated by it have been duly authorized by all necessary corporate action on the part of Seller, including, without limitation, all requisite approval by the Shareholders pursuant to the Certificate of Incorporation or By-Laws of Seller or otherwise. This Agreement and the Ancillary Documents to which Seller is or will be a party have been or will be, as the case may be, duly executed and delivered by Seller and constitute or will constitute, as the case may be, valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar Laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies (whether applied in a proceeding at law or equity).

                  4.1.3. No Restrictions Against Sale of the Assets. The execution and delivery by Seller of this Agreement and the Ancillary Documents to which Seller is or will be a party do not, and the performance by Seller of the transactions contemplated hereby and thereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, any provision of the Certificate of Incorporation or By-Laws of Seller or any Contract, Permit or Law applicable to the Business or the Assets, or give rise to any right by any third party to terminate or accelerate the performance or payment under any Contract, other than any such conflicts, violations, defaults or rights (i) which are listed or described on Schedule 4.1.3 or (ii) which individually or in the aggregate do not have a material adverse effect on the business, financial condition or results of operations of the Business. Except as listed or described on Schedule 4.1.3, no material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Agency is required to be obtained or made by or with respect to Seller in connection with the execution and delivery by Seller of this Agreement or the Ancillary Documents to which Seller is or will be a party or the consummation by it of the transactions contemplated hereby and thereby to be consummated by it.

                  4.1.4. Financial Information. The information provided by Seller to Ernst & Young LLP in connection with such firm's performance of specific procedures on behalf of Purchaser in connection with the transaction contemplated by this Agreement was true, correct and complete and did not contain any untrue statement of a material fact and did not omit to state any material fact necessary to make the statements contained therein not misleading.

                  4.1.5. No Material Adverse Change Relating to the Business. Except as described on Schedule 4.1.5, since December 31, 1999, the Business has been conducted in the ordinary course and Seller has not (a) suffered, individually or in the aggregate, any material adverse change in the business, financial condition or results of operations of the Business; (b) received any notice terminating or purporting to terminate the Pa Contract or the NY Contract; (c) suffered any damage, destruction or casualty loss which individually or in the aggregate materially and adversely affects the business, financial condition or results of operation of the Business; (d) incurred or discharged any material obligation or liability except in the ordinary course of business; (e) entered into any material transaction or made any material expenditures or commitments not in the ordinary course of its business consistent with past practice except, in any such case, as specified in or contemplated by other sections of this Agreement; (f) mortgaged, pledged or subjected to any Lien (as hereinafter defined) any of the Assets other than with respect to liabilities incurred since December 31, 1999 in the ordinary course of business that, individually and in the aggregate are not material; (g) sold or transferred any of the Assets material to the Business, canceled any material debts or claims or waived any material rights, except in the ordinary course of business; or (h) granted any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by Seller to any officer or employee, consultant or agent (other than normal increases consistent with past practices), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, employee, consultant or agent, except in the ordinary course of business.

                  4.1.6. Compliance with Laws. Except as listed or described on Schedule 4.1.6, the Business is not being conducted in violation of, and neither Seller nor any of its Affiliates has received any notice of any current violation of, any applicable Law, other than violations which do not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Business.

                  4.1.7. Assets used in the Business. Except for the Excluded Assets, the Assets constitute all of the assets and properties used primarily in the conduct of the Business as presently conducted. Except for the Headquarters and the telecommunications and office equipment used in the Business at the Headquarters, which are Excluded Assets, there are no assets or properties which are used in the conduct of the Business as presently conducted which, individually or in the aggregate, are material to the conduct of the Business, or necessary for its operation, or customarily used in the Business, and are not included in the Assets. Except for the Headquarters, the telecommunications and office equipment referred to in the previous sentence and the Excluded Assets and except as set forth on Schedule 4.1.7, the Assets include all assets and properties from which any income of the Business was derived for the year ended December 31, 1999, other than assets and properties disposed of by Seller or any Affiliate of Seller since December 31, 1999 in the ordinary course of business without violation of this Agreement, including Section 5.6.

                  4.1.8. Assets other than Real Property. Seller has good and marketable title to the Assets free and clear of all mortgages, liens, security interests, imperfections of title or other encumbrances (collectively, "Liens"), except for (a) Liens that are listed or described on Schedule 4.1.8, (b) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business and (c) Liens for real estate taxes, assessments and other similar governmental charges which are not currently due and payable or which may thereafter be paid without penalty or which are being contested in good faith. The Liens referred to in clauses (b) and (c) of the exception in the immediately preceding sentence are hereinafter referred to as "Permitted Liens". Except as set forth on Schedule 4.1.8, all Tangible Personal Property is in good operating condition, having been maintained in accordance with the practices followed by comparable businesses, and is reasonably adequate for the operation of the Business as presently conducted.

                  4.1.9. Real Property. Except for the Leased Real Property and the corporate headquarters facility located in Blue Bell, Pennsylvania (the "Headquarters"), Seller does not own any fee or leasehold or other interests in any real property used in the conduct of the

Business or necessary for the continued conduct of the Business as presently conducted. Seller has a good, marketable and insurable leasehold interest in the Headquarters. To Seller's knowledge there are no legal restrictions on Seller's use of the Headquarters that would prevent Purchaser from using space therein leased from Seller to conduct the Business. Schedule 1.1.1 lists the present lessor and lessee under each lease of the Leased Real Property. True and correct copies of each lease with respect to the Leased Real Property have been made available to Purchaser. Such leases are valid, binding and enforceable in accordance with their respective terms, and Seller has not given nor received written notice of any default under any such lease. The condition of the Leased Real Property and the Headquarters is such that it will not materially adversely affect the operations of the Business on or from such Leased Real Property. All of the improvements on land intended to be included in the Assets are in good operating condition, having been maintained in accordance with the practices followed by comparable businesses, in view of the purpose for which such improvements are being used, free of any material structural or engineering defects known to Seller.

                  4.1.10. Insurance. Schedule 4.1.10 sets forth a list and description, including policy numbers, names and addresses of insurers and expiration dates, of all material policies of fire, liability and other forms of insurance in effect as of the date hereof maintained by Seller or any of its Affiliates with respect to the Business or the Assets (all of which (or similar policies) will be maintained in effect until the Closing). All such policies are in full force and effect and all premiums due and payable in respect thereof have been paid. Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by Seller. Schedule 4.1.10 sets forth a list of all pending claims and the status as of the date of this Agreement of all deductibles with respect to all such policies, and loss runs for the previous five years, as of the date of this Agreement, with respect to such policies. No insurance coverage or insurance policy, or any interest therein, relating to the Business or the Assets will be conveyed by Seller to Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

                  4.1.11.  Intellectual Property.

                  (a) Schedule 1.1.5 sets forth a complete and correct list of each United States and foreign patent, trademark, trade name, service mark, copyright and application therefor (hereinafter the "Patent and Trademark Rights") owned by Seller and used primarily in the Business. To the knowledge of Seller, the Business as now conducted does not conflict with and has not been alleged to conflict with any patents, trademarks, trade names, service marks or copyrights of others. Seller does not know of any use by others of any of the Patent and Trademark Rights that would be material to the Business as presently conducted.

                  (b) Schedules 1.1.7A and 1.1.7B set forth a complete and correct list of (i) all computer software programs that are proprietary to Seller (the "Proprietary Software") and used primarily in the Business; (ii) all computer software programs licensed to Seller that are material to the conduct of the Business (other than "off-the-shelf" software owned by or licensed to Seller) (the "Licensed Software" and together with the Proprietary Software, collectively, the "Software"); (iii) all agreements relating to Licensed Software; and (iv) all agreements relating to the use by third parties of any Software. Seller owns or possesses valid license rights to all Software. There are no infringement suits, actions or proceedings pending or, to the knowledge of Seller, threatened against Seller with respect to any Software. To the knowledge of Seller, there are no infringement suits, actions or proceedings pending or threatened against the owner of any Licensed Software. To the knowledge of Seller, Seller's license, sublicense, agreement or permission covering the Licensed Software is (i) legal, valid, binding and enforceable and is in full force and effect and (ii) has not been breached by Seller or the third-party. Subject to receipt of any consents described in Section 4.1.3 that are applicable to the Licensed Software, the consummation of the transactions contemplated hereby will not result in the loss or impairment of Seller's right to use any Licensed Software that is material to the operations of the Business following the Closing.

                  4.1.12. Litigation; Decrees. There is no claim, action, suit, proceeding or governmental investigation, including, without limitation, any such claim, action, suit, proceeding or investigation relating to this Agreement or the transaction contemplated by this Agreement, pending or, to the knowledge of Seller, threatened against Seller by or before any court, governmental or regulatory authority or by any third party. Except as listed or described on
Schedule 4.1.12, there are no lawsuits, claims, administrative or other proceedings and investigations pending or, to the knowledge of Seller, threatened by, against or affecting Seller or any of its Affiliates, arising out of or relating to the conduct of the Business or otherwise which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Business and Seller is not aware of any facts or circumstances that could be reasonably expected to give rise to any such suits, claims, investigations or proceedings; provided, however, that the inclusion of any matter on Schedule 4.1.12 will not be deemed an admission by Seller that such listed matter would have such a material adverse effect. Except as set forth on Schedule 4.1.12, Seller is not in default under any judgment, order or decree of any Governmental Agency to which Seller is a party, or that, to Seller's knowledge, is applicable to the conduct of the Business or the Assets except for such defaults which, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on the business, financial condition or results of operations of the Business; provided, however, that the inclusion of any matter on Schedule
4.1.12 will not be deemed an admission by Seller that such listed matter would have such a material adverse effect. There is no material condemnation proceeding pending or, to the knowledge of Seller, threatened against any of the Real Property.

                  4.1.13.  Contract Rights. Except as listed or described on
Schedule 1.1.1, 4.1.13, or 4.1.14, Seller is not a party to or bound by any Contract relating to the Business that is of a type described below:

                  (a) Any employment or consulting Contract (other than an Employee Plan) with an employee that is not terminable at will by Seller and that will require aggregate future payments in excess of $25,000 in the case of any one Contract or $50,000 in the aggregate for all Contracts of such type;

                  (b) Any collective bargaining or other Contract with any labor union;

                  (c) Any Contract for capital expenditures or the acquisition, construction or modification of fixed assets which requires aggregate future payments of $25,000 or more in the case of any one Contract or $50,000 or more in the aggregate for all Contracts of such type;

                  (d) Any Contract (other than a Contract of the type referred to in clause (a) or (c) of this Section 4.1.13 or a purchase order issued in the ordinary course of business) for the purchase, maintenance or acquisition of materials, supplies, merchandise, equipment or other property or services (including consulting services) which is not terminable at will and requires aggregate future payments or expenses in excess of $25,000;

                  (e) Any Contract (other than a service contract issued in the ordinary course of business) for the furnishing of services of the Business
(i) entered into in the ordinary course and for an amount of $25,000 or more,
(ii) not entered into in the ordinary course of business or (iii) which is for a term of 12 months or more;

                  (f) Any purchase order not terminable at will by Seller and requiring aggregate future payments of $25,000 or more;

                  (g) Any service contract not terminable at will by Seller and for an amount of $25,000 or more;

                  (h) Any Contract relating to (i) clean-up, abatement or other actions in connection with the remediation of any existing environmental liabilities or relating to the performance of any environmental audit or study or (ii) disposal of hazardous or biomedical wastes;

                  (i) Any Contract not terminable at will by Seller and granting to any person a right at such person's option to purchase or acquire any asset or property of the Business (or any interest therein) with a value in excess of $25,000 in the case of any one Contract or $50,000 in the aggregate for all Contracts of such type;

                  (j) Any license or royalty Contract providing for aggregate future payments in excess of $25,000 in the case of any one Contract or $50,000 in the aggregate for all Contracts of such type;

                  (k) Any Contract with any provider, independent contractor or other agent having a remaining term in excess of one year and which by its terms is not terminable without penalty on 90 calendar days' or less notice;

                  (l) Any lease under which Seller (i) is a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (ii) is a lessor of, or makes available for use by any third party, any tangible personal property owned by Seller, in either such case which lease requires aggregate annual payments in excess of $25,000;

                  (m) Any Contract with any provider, supplier or customer with respect to discounts or allowances or extended payment terms, except for Seller's standard discount terms;

                  (n) Any joint venture or partnership Contract with any other person;

                  (o) Any Contract restricting Seller from conducting the Business;

                  (p) Any Contract giving any party the right to renegotiate prices or require a reduction in prices or the repayment of any amount previously paid and involving potential payments in excess of $25,000 in the case of any one Contract or $50,000 in the aggregate for all such Contracts;

                  (q) Any Contract pursuant to which Seller has advanced or loaned to any other person, or invested in any other person, amounts in the aggregate (for any one person) exceeding $25,000 or contractually committed to do so;

                  (r) Any guaranty of any obligation, other than endorsements made for collection;

                  (s) Any minority or set-aside Contract (other than the Pa Contract or the NY Contract);

                  (t) Any grant of any right-of-first refusal or similar right in form of any third party with respect to any material parties of the Assets; and

                  (u) Any other Contract which involves future payment or performance valued at $25,000 or more.

                  True and complete copies of all the Contracts required to be listed on Schedule 4.1.13 or any other Schedule hereto (including, without limitation, Schedule 1.1.1) have been furnished to Purchaser, other than purchase orders and service contracts entered into in the ordinary course for less than $25,000 in the case of any one Contract. Except as set forth on
Schedule 1.1.1 or 4.1.13, (i) Seller and (to the knowledge of Seller) the other parties thereto, have performed in all material respects all obligations required to be performed by them to date under their Contracts (including without limitation those listed on Schedule 1.1.1, Schedule 4.1.13 or on any other Schedule hereto) and are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except for such failures to perform, breaches and defaults which, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on the business; financial condition or results of operations of the Business, and (ii) all Contracts required to be listed on Schedule 4.1.13 or on any other Schedule hereto (including, without limitation, Schedule 1.1.1) are valid, in full force and effect and enforceable in accordance with their respective terms, except where the failure thereof does not individually or in the aggregate have a material adverse effect on the business, financial condition or results of operations of the Business.

                  4.1.14.  Employee Contracts, Union Agreements and Benefit
Plans.

                  (a) Except as set forth on Schedule 4.1.14(a), Seller has no Employee Benefit Plans (as hereinafter defined) that cover employees of the Business. Schedule 4.1.14(a) also sets forth a complete and accurate list of all agreements or arrangements on behalf of any officers, directors or employees of the Business providing for payment or other benefits to such person contingent upon the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, setting forth in reasonable detail, the amount of payments to be made to each such person or the basis on which such amounts shall be computed. Except as described on
Schedule 4.1.14(a), the transactions contemplated by this Agreement will not result in any additional or accelerated payments to, or increase the vested interest of, any current or former officer, employee or director of the Business or their dependents under any Employee Benefit Plan. Pursuant to Section 28OG(b)(5)(A)(i) of the Code, the transactions contemplated by this Agreement will not result in any payments to any current or former officer, employee or director of Seller that will be subject to Section 28OG of the Code. Except as set forth on Schedule 4.1.14(a), all of the Employee Benefit Plans that cover employees of the Business are currently in effect. All Employee Benefit Plans that cover employees of the Business and that are welfare plans providing or offering benefits to retirees or are retirement plans intended to be qualified under Section 401(a) of the Code are identified as such on Schedule 4.1.14(a). Neither Seller nor its ERISA Affiliates maintains, contributes to, or participates in, or has ever maintained, contributed to, or participated in a multiemployer plan within the meaning of ERISA Section 4001(a)(3). To Seller's knowledge, no fact exists that could subject Purchaser to any liability after the Closing under Title IV of ERISA in connection with an Employee Benefit Plan. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended. "Employee Benefit Plans" means any plans, programs, agreements, arrangements, commitments, policies or understandings of any kind (whether written or oral) that relate to compensation, remuneration or benefits of any kind or description whatsoever (whether current or deferred and whether paid in cash or in kind) in any way, including all employment, consulting or collective bargaining contracts, and deferred compensation, pension (as defined in Section 3(2) of ERISA (as hereinafter defined)), multiemployer (as defined in Section 3(37)(A) of ERISA), profit sharing, thrift, stock ownership, severance, stock appreciation rights, bonus, stock option, stock purchase or other nonqualified or compensation commitments, benefit plans, arrangements or plans, including all welfare plans (as defined in Section 3(l) of ERISA) of or pertaining to the present or former officers, directors or employees (including retirees), or their dependents, of Seller and any "ERISA Affiliate" (as hereinafter defined) or any predecessors in interest thereto, that are currently in effect or as to which Seller, or any ERISA Affiliate, has any ongoing liability or obligation whatsoever. "ERISA Affiliate" means each trade or business (whether or not incorporated) that together with Seller is treated as a single employer pursuant to Sections 414(b),(c),(m) or (o) of the Code.

                  (b) Except as set forth on Schedule 4.1.14(b), (i) Seller and all ERISA Affiliates and their predecessors in interest have complied in all material respects with all of their respective obligations with respect to all Employee Benefit Plans that cover employees of the Business, including the payment of all contributions and expenses required or due to be paid, the satisfaction of all reporting and disclosure requirements to federal, state and local governments and governmental agencies and to all such Employee Benefit Plan participants and beneficiaries, and the payment or accrual of all expenses for all periods, including the period between the end of the previous plan year and the Effective Date, and (ii) the Employee Benefit Plans that cover employees of the Business have been maintained in compliance in all material respects with their terms and all applicable laws and regulations.

                  (c) No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of assets of any Employee Benefit Plan that covers employees of the Business (other than routine claims for benefits) is pending or, to Seller's knowledge, threatened, and no audit or investigation by any domestic or foreign governmental or law enforcement agency is pending or has been proposed with respect to any Employee Benefit Plan that covers employees of the Business.

                  4.1.15.  Labor Relations.

                  (a) Except as set forth on Schedule 4.1.15, (i) the employees of the Business have not been and are not represented by a labor organization which was either National Labor Relations Board ("NLRB") certified or voluntarily recognized; (ii) Seller has not been and is not a signatory to a collective bargaining agreement with any labor organization that relates in any way to the Business; (iii) no representation election petition has been filed by employees of the Business or is pending with the NLRB and, to Seller's knowledge, no union organizing campaign involving employees of the Business has occurred or is in progress; (iv) no NLRB unfair labor practice claims relating to the Business have been filed and/or are presently pending against Seller or any labor organization representing the employees of the Business; (v) no grievance or arbitration demand, whether or not filed pursuant to a collective bargaining agreement, is pending against Seller with respect to the employees of the Business; (vi) to Seller's knowledge, no hand billing, picketing, work stoppage (sympathetic or otherwise), or other "concerted action" involving the employees of the Business has occurred or is in progress; (vii) no breach of contract and/or denial of fair representation claim relating to the Business is pending against Seller and/or any labor organization representing the employees of the Business; (viii) no claim for unpaid wages or overtime or for child labor or record keeping violations is pending under the Fair Labor Standards Act, Davis-Bacon Act, Walsh-Healey Act or Service Contract Act or any other federal, state, local or foreign law, regulation or ordinance with respect to the Business; (ix) no discrimination and/or retaliation claim has been filed or is pending against Seller under the 1866 or 1964 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act ("FMLA"), the Fair Labor Standards Act, ERISA or any other federal law or any comparable state fair employment practices act or foreign law regulating discrimination in the workplace with respect to the Business; (x) if Seller is a federal or state contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show cause notice, conciliation proceeding, sanctions or debarment proceeding has been filed or is pending with Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or foreign agency or court and no desk audit or on-site review is in progress with respect to the Business; (xi) no citation has been issued by the Occupational Safety and Health Administration ("OSHA") against Seller with respect to the Business and no notice of contest or OSHA administrative enforcement proceeding involving Seller is pending with respect to the Business;
(xii) no workers' compensation or retaliation claim has been filed or is pending against Seller with respect to the Business; (xiii) no citation of Seller has occurred and no enforcement proceeding has been initiated or is pending under federal or foreign immigration law with respect to the Business; and (xiv) except for the transactions contemplated by this Agreement, Seller has not taken any action that would constitute a "mass layoff" or "plant closing" within the meaning of the Worker Adjustment and Retraining Notification Act (the "WARN Act") or otherwise trigger notice requirements or liability under any local or state plant closing notice law. Seller is in compliance in all material respects with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice.

                  (b) Seller has made all filings required by the Occupational Safety and Health Act, Executive Order 11246 and other similar federal, state and local laws, regulations and orders, including all filings with the Equal Employment Opportunity Commission and any other filings relating to affirmative action or similar programs with respect to the Business. Seller has previously delivered to Purchaser all material reports and filings made or filed by them with respect to such matters.

                  4.1.16. Personnel; Payroll Periods. Schedule 4.1.16 sets forth the names, locations of service, salary or rate of pay and classification of all personnel employed with respect to the Business or providing services as an independent contractor to Seller respect to the Business as of the date of this Agreement. The status of each such person as an employee or independent contractor is correctly indicated on Schedule 4.1.16. Seller has received no claim from any Governmental Agency to the effect that Seller has improperly classified as an independent contractor any person listed on Schedule 4.1.16 or any similarity situated person. Schedule 4.1.16 sets forth the date and amount of the last salary or rate of pay increase for each such person whose 1999 annual compensation exceeded $25,000. Seller pays its hourly employees on a biweekly basis. Hourly employees are paid on each pay date for hours worked during the biweekly period ending on the last day of the second week preceding the applicable pay date.

                  4.1.17. No Undisclosed Liabilities. To Seller's knowledge, neither Seller nor any of its Affiliates has any liability, obligation or commitment of any nature (absolute, accrued, contingent or otherwise) in respect of the Assets or the Business except (i) liabilities that individually and in the aggregate are not material to the Business, (ii) a liability which has been incurred in the ordinary course of business consistent with past practice and without violation of this Agreement, including Section 5.6, since the date of this Agreement and (iii) a liability which is disclosed in a Schedule hereto. The terms "liability," "obligation" and "commitment" as used in this Section
4.1.17 shall have the meanings accorded to them by generally accepted accounting principles.

                  4.1.18.  Environmental Protection.

                  (a) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                           "Environmental Laws" means federal, state and local
                  statutes, ordinances, regulations and codes, and other applicable Laws relating to pollution, protection of the environment or public health and safety, as amended or reauthorized, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. ss. 9601 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss. 6901 et seq.), and the Toxic Substances Control Act, as amended
                  (15 U.S.C. ss. 2601 et seq.).

                           "Hazardous Substances" means, without limitation, any
                  explosive or radioactive material, asbestos, wastewater and sludges derived from wastewater, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum based products, methane, hazardous waste, toxic or hazardous substances or related materials, as defined in the Environmental Laws.

                  (b)      Except as set forth on Schedule 4.1.18(b):

                                    (i) Seller is in compliance in all material
                           respects with all applicable Environmental Laws with respect to its properties, assets (including the Assets) and operations comprising the Business.

                                    (ii) Seller has obtained and adhered, in all
                           material respects, to all necessary permits and other approvals, necessary to conduct the Business as presently conducted and to store, dispose of and otherwise handle Hazardous Substances and has reported, to the extent required by Environmental Laws, all past and present sites owned, leased or operated by it where Hazardous Substances have been treated, stored or disposed.

                                    (iii) Except in accordance with applicable
                           Environmental Laws: (i) no Hazardous Substance has been released (as that term is defined in the applicable Environmental Laws) by Seller at or on any of the property owned, leased or operated by Seller in the Business during the period in which Seller has owned, leased or operated such property, and (ii) to the knowledge of Seller, no Hazardous Substance has ever been released at or on any of the property owned, leased or operated in the Business by Seller.

                                    (iv) Seller has not received any written
                           notice, claim or request for information relating to any on-site or off-site locations to which it has transported Hazardous Substances or arranged for the transportation of Hazardous Substances, alleging that it is liable for any clean-up cost, remedial work, damage to natural resources or personal injury.

                                    (v) There is no claim for violation of any
                           Environmental Law pending or, to the knowledge of Seller, threatened against Seller with respect to the Business.

                                    (vi) Seller has made available to Purchaser
                           accurate and complete copies of all documents in its possession or under its control pertaining to all of the matters described in paragraphs (i) through (v) of this Section 4.1.18(b), including all environmental audits or assessments prepared by and for Seller or, to its knowledge, any governmental authority or any third party (including any financial institution).

                  4.1.19.  Tax Matters.

                  (a) For purposes of this Agreement, "Taxes" shall mean all taxes (including any taxes attributable to Seller ceasing to be a member of an affiliated group as defined in Section 1504(a) of the Code), assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith) including federal, state, city, county, foreign or other income, franchise, capital stock, real property, personal property, tangible, withholding, FICA, unemployment compensation, disability, transfer, sales, use, excise, gross receipts and all other taxes of any kind for which Seller may have any liability imposed by the United States or any state, county, city, country or foreign government or subdivision or agency thereof, whether disputed or not.

                  (b) Seller has made a valid election under Section 1362 of the Code to be an S corporation and has made similar elections under all state and local laws that permit such elections and that are applicable to Seller. Seller is currently an S corporation under Section 1362 of the Code and under all such states and local laws.

                  (c)      Except as otherwise disclosed on Schedule 4.1.19(c),
(i) all returns, including estimated returns and reports of every kind with respect to Taxes to the extent imposed on Seller with respect to the Business by the Commonwealth of Pennsylvania or the State of New York, which are due to have been filed in accordance with any applicable law, have been duly filed or extensions have been duly granted therefor, (ii) all such Taxes, deposits or other payments for which Seller may have any liability through the Closing Date, have been paid in full or are accrued as liabilities for such Taxes on the books and records of Seller (excluding any part of such accrual established to reflect timing differences between book and tax income); (iii) the amounts so paid on or before the Closing Date, together with any amounts accrued as liabilities for such Taxes (whether accrued as currently payable or deferred Taxes but excluding any part of any such accrual established to reflect timing differences between book and tax income) on the books of Seller will be adequate to satisfy all liabilities for such Taxes of Seller through the Closing Date, including such Taxes accruable upon income earned through the Closing Date; (iv) there are not now any extensions of time in effect with respect to the dates on which any returns or reports of such Taxes were or are due to be filed; (v) all deficiencies asserted as a result of any examination of any return or report of such Taxes have been paid in full, accrued on the books of Seller or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; (vi) no claims have been asserted and, to the knowledge of Seller, no proposals or deficiencies for any such Taxes are being asserted, proposed or threatened, and no audit or investigation of any return or report of such Taxes is currently underway, pending or, to the knowledge of Seller, threatened; (vii) there are no outstanding waivers or agreements by Seller for the extension of time for the assessment of such Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by Seller or any other matter pending between Seller or any taxing authority of the Commonwealth of Pennsylvania; (viii) there are no Liens for such Taxes upon the Assets, except Liens for current such Taxes not yet due, nor are there any Liens which, to the knowledge of Seller, are pending or threatened; and (ix) to the knowledge of Seller, there are no facts which exist or have existed which would constitute meritorious grounds for the assessment of any such Taxes with respect to the periods which have not been audited by the relevant taxing authorities of the Commonwealth of Pennsylvania or the State of New York.

                  4.1.20. Broker's and Finders' Fees. Neither Seller nor anyone acting on behalf of Seller, has done anything to cause or incur any liability to any party for any brokers' or finders' fees or the like in connection with this Agreement or any transaction contemplated hereby.

                  4.1.21. Permits. The Permits listed on Schedule 4.1.21 constitute all permits and licenses which are necessary to the conduct of the Business or the lack of which would individually or in the aggregate have a material adverse effect on the business, financial condition or results of operations of the Business, and each of such Permits is in full force and effect.

                  4.1.22. Books and Records. All the books, records and accounts included in the Assets are in all material respects true and complete, are maintained in all material respects in accordance with all Laws applicable to the Business, and accurately present and reflect in all material respects the transactions of the Business and the dispositions of the assets of the Business.

                  4.1.23. Shared Assets. Schedule 4.1.23 hereto sets forth all assets, facilities and services used in both the Business and the operations of Seller other than the Business.

                  4.1.24. Major Suppliers and Providers. Schedule 4.1.24 sets forth a list of each supplier of goods or provider of services to the Business to whom Seller paid in the aggregate more than $25,000 during the year ended December 31, 1999, together with, in each case, the amount paid during such period. Except as set forth on Schedule 4.1.24, Seller has not, to Seller's knowledge, suffered any change in its relationship with any of such suppliers or providers which could reasonably be expected to have a material adverse effect on the business financial condition or results of operations of the Business. Except as set forth on Schedule 4.1.24, Seller has no knowledge that the consummation of the transactions contemplated hereunder will have any adverse effect on its business relationship with any such supplier or provider. Except as set forth on Schedule 4.1.24, none of the officers or directors of Seller, nor, to Seller's knowledge, any Related Person (as hereinafter defined), has any material financial interest in any supplier or provider to the Business. "Related Person" means, with respect to any director or officer of Seller, a lineal ancestor or descendant of such director or officer, the spouse of such director or officer and any entity, partnership or joint venture in which such director or officer, or any of the other persons referred to in this sentence, owns 10% or more of the equity interests.

                  4.1.25. Medicare and Medicaid. Seller does not participate in either the Medicare or Medicaid programs, as those programs are defined in the Medicare Act and the Medicaid Act, respectively, and does not receive any payments or funds therefrom.

                  4.1.26.  Solvency.

                  (a) Seller is not now insolvent, and will not be rendered insolvent by consummation of the transaction contemplated by this Agreement. As used in this Section, "insolvent" means that the sum of the present fair saleable value of Seller's assets does not and will not exceed its debts and other probable liabilities.

                  (b) Immediately after giving effect to the consummation of the transaction contemplated by this Agreement, (i) Seller will be able to pay its liabilities as they become due in the usual course of business, (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business, (iii) Seller will have assets (calculated at fair market value) that exceed its liabilities and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

                  4.1.27. Untrue Statements and Omissions. Warranties of Seller set forth in this Agreement or in the Ancillary Documents to which Seller is a party and the Schedules to this Agreement provided by Seller do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein not misleading.

         4.2. Representations, Warranties And Certain Covenants of Purchaser. Purchaser represents and warrants to and covenants with Seller as follows:

                  4.2.1. Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and possesses all material Permits necessary to own, lease or otherwise hold its properties and assets and to carry on its business as presently being conducted. Purchaser has all requisite corporate power and authority (i) to purchase, own, hold or lease the Assets it is purchasing, (ii) to assume, pay and satisfy the Assumed Liabilities and (iii) to carry on the Business upon the consummation of the transactions contemplated hereby. Purchaser will, at or before the Closing, deliver to Seller complete and correct copies of (i) Purchaser's Amended and Restated Certificate of Incorporation and all amendments thereto (certified by the Secretary or Assistant Secretary of Purchaser) and (ii) its Amended and Restated By-Laws and all amendments thereto (certified by the Secretary or an Assistant Secretary of Purchaser).

                  4.2.2. Authorization And Effect Of Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Ancillary Documents to which it is or will be a party and the consummation by Purchaser of the transactions contemplated hereby and thereby to be consummated by it have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and the Ancillary Documents to which Purchaser is or will be a party have been or will be, as the case may be, duly executed and delivered by Purchaser and constitute valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar Laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies (whether applied in a proceeding in equity or at law).

                  4.2.3. No Restrictions Against Purchase Of The Assets. Except as set forth in Schedule 4.2.3, the execution and delivery by Purchaser of this Agreement and the Ancillary Documents to which Purchaser is or will be a party do not, and the performance by Purchaser of the transactions contemplated hereby and thereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, any provision of the Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws of Purchaser or any Contract, Permit or Law applicable to Purchaser or its assets, other than any such conflicts, violations or defaults which individually or in the aggregate do not have a material adverse effect on the business, financial condition or results of operations of Purchaser. Except as set forth in Schedule 4.2.3, no material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Agency is required to be obtained or made by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation by it or the transactions contemplated hereby and thereby to be consummated by it.

                  4.2.4. Untrue Statements and Omissions. The representations and warranties of Purchaser set forth in this Agreement or in the Ancillary Documents to which Purchaser is a party and the Schedules to this Agreement provided by Purchaser do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein not misleading.

                            5. PRE-CLOSING COVENANTS

         5.1. Press Releases. Prior to the Closing, no party hereto shall issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby, without the prior consent of the other parties hereto, except that any party may make any disclosure required to be made under applicable law or stock exchange rule if such party determines in good faith that it is necessary to do so and gives prior notice to the other party.

         5.2. Regulatory Filings. Each of the parties will use its respective best efforts to obtain, and to cooperate with the others in obtaining, all authorizations, consents, orders and approvals of Governmental Agencies that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement prior to or after the Closing, and to take all reasonable actions to avoid the entry of any order or decree by any Governmental Agency prohibiting the consummation of the transactions contemplated hereby.

         5.3. Injunctions. Without limiting the generality or effect of any provision of Articles 6 and 8, if any United States, state or foreign court having jurisdiction over any party issues or otherwise promulgates any injunction, decree or similar order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties will use their respective reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith.

         5.4. Investigation By Purchaser. Prior to the Closing, upon reasonable notice from Purchaser to Seller given in accordance with this Agreement, Seller will afford to the officers, attorneys, accountants or other authorized representatives of Purchaser reasonable access during normal business hours to the Assets and books and records of Seller and its Affiliates relating to the Business so as to afford Purchaser full opportunity to make such review, examination and investigation of the Business as Purchaser may desire to make. Purchaser will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary. Prior to the Closing, Seller will furnish or cause to be furnished such financial and operating data and other information as to the Business as Purchaser may reasonably request; provided, however, that nothing herein will obligate Seller to take actions that would unreasonably disrupt the normal course of its business, or violate the terms of any Contract to which it is a parry or to which it or any of its assets is subject. No investigation by Purchaser of Seller's representations and warranties contained herein or in any Ancillary Documents shall limit Seller's liability for any breach thereof.

         5.5. Confidential Nature of Information. The parties agree that, unless and until the Closing occurs, that certain letter agreement dated December 2, 1999 between Seller and Purchaser (said agreement, as the same may be amended from time to time, being herein referred to as the "Confidentiality Agreement"), shall remain in full force and effect in accordance with its terms.

         5.6.     Operation of the Business.

                  (a) Conduct of Business. During the period from the date hereof to the Closing Date, and subject to the provisions of this Agreement, Seller shall (a) continue to conduct the Business in the usual and ordinary course of business and in substantially the same manner as previously conducted, (b) maintain, or cause to be maintained in full force and effect, all of Permits and insurance policies currently held or maintained by it, (c) pay its accounts payable when due (except accounts payable being disputed in good faith) that relate to the Business and that are owed to vendors, suppliers or providers that will continue to supply goods or services to the Business following the Closing Date and (d) use reasonable efforts to keep the Business and the Assets substantially intact, including its present operations, physical facilities and relationships with providers, suppliers, customers and employees, in a manner consistent with the conduct of business in the ordinary course. Seller shall, during the period referred to in the preceding sentence, promptly notify Purchaser of any material change in the normal course of the operation of the Business or of the occurrence or impending occurrence of any event or circumstance relating to the Business that (i) is reasonably likely to have, individually or in the aggregate, a material adverse effect on the Assets or the Business, (ii) would cause or constitute a material breach of any of its representation or warranties hereunder or (iii) is reasonably likely to result in Seller's inability to perform its obligations pursuant to this Agreement. Seller will keep Purchaser fully informed with respect to any such events.

                  (b) Pre-Closing Activities. Except as otherwise required or permitted by this Agreement, or as agreed to by Purchaser in writing, which agreement shall not be unreasonably withheld, or as set forth on Schedule 5.6(b) hereto, from the date hereof and prior to the Closing Date, Seller shall not:

                           (1)      cause or, if preventable, fail to take
reasonable action to prevent any material damage, destruction or other casualty loss (whether or not covered by insurance) to or affecting the Business or the Assets;

                           (2)      sell, lease, assign, transfer or otherwise
dispose of any Asset, other than in the ordinary course of business consistent with its prior practice;

                           (3)      change in any material respect the
accounting methods or practices followed by the Seller with respect to the Business;

                           (4)      acquire or agree to acquire by merging or
consolidating with, or by purchasing any portion of the capital stock, partnership interests, limited liability company member interests or assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof;

                           (5)      make any loan or advance (whether in cash
or other property), or make any investment in or capital contribution to, or extend any credit to, any Person other than in the ordinary course of business consistent with its prior practice, except short-term investments pursuant to customary cash management policies;

                           (6)      enter into any agreement with any labor
union or association representing any employee of the Business or, other than in the ordinary course consistent with the past practices, make any wage or salary increase or bonus, agree to the payment of severance to any employee of the Business, or increase in any other direct or indirect compensation, for or to any of its officers, directors or employees of the Business other than in the ordinary course of business consistent with prior practices;

                           (7)      enter into, amend, terminate or fail to
renew any Contract disclosed on Schedule 4.1.13, except in the ordinary course of business consistent with its prior practices;

                           (8)      fail to perform in any material respect all
of its obligations under all Contracts disclosed on Schedule 4.1.13;

                           (9)      fail to use all commercially reasonable
efforts to maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by Seller with respect to the Business;

                           (10)     fail to prepare and file all sales and use
Tax Returns or extensions required to be filed by it;

                           (11)     institute or amend any employee benefit
plan except as may be required by Law, or enter into or modify any written employment arrangement with any individual; or

                           (12)     enter into any agreement or commitment to
do any of the foregoing.

         5.7. Purchaser's Supplemental Schedules. Purchaser shall, from time to time prior to the Closing, by notice in accordance with this Agreement, supplement or amend any Schedule to correct any matter which would constitute a breach of any of its representations and warranties herein contained. No such supplemental or amended Schedule shall be deemed to cure any breach of such representation or warranty for purposes of Section 6.2 or 10, or for any other purpose if the Closing does not occur, and Seller shall continue to have all of its rights and remedies hereunder. If, however, the Closing occurs, any such supplement or amendment of any Schedule will be effective to cure and correct for all purposes any breach of any representation or warranty which would have existed by a reason of Purchaser's not having made such supplement or amendment, other than any willful breaches by Purchaser of any representation or warranty.

         5.8. Seller's Supplemental Schedules. Seller shall, from time to time prior to the Closing, by notice in accordance with this Agreement, supplement or amend any Schedule to correct any matter which would constitute a breach of any of its representations and warranties herein contained. No such supplemental or amended Schedule shall be deemed to cure any breach of such representation or warranty for purposes of Section 6.1 or 10, or for any other purpose if the Closing does not occur, and Purchaser shall continue to have all of its rights and remedies hereunder. If, however, the Closing occurs, any such supplement or amendment of any Schedule will be effective to cure and correct for all purposes any breach of any representation or warranty which would have existed by a reason of Seller's not having made such supplement or amendment, other than any willful breaches by Seller of any representation or warranty.

         5.9.     No Shop. From the date of this Agreement until the earlier of
(i) the Closing Date or (ii) the termination of this Agreement, Seller shall not, and shall cause the Seller, its officers, directors, employees, affiliates, managers and similar agents and representatives not to, directly or indirectly, (i) negotiate or discuss with any other person or entity (other than with Purchaser) any transaction involving a merger of the Seller, the sale of all or substantially all of the Assets or any other business combination involving Seller or (ii) take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a sale, merger, consolidation or other business combination involving Seller or all or substantially all of the Assets, other than in connection with the transactions contemplated by this Agreement or the sale of other assets to Purchaser. Seller shall promptly advise Purchaser of the terms of any written offer, proposal or indication of interest that it receives or of which it otherwise becomes aware after the date of this Agreement. If Seller or its officers, directors, employees, affiliates, managers or similar agents or representatives violate any of the provisions of this Section 5.9, and the transactions contemplated by this Agreement do not close as a result of such violation, in addition to other remedies available to Purchaser, Seller shall promptly, on demand, pay and reimburse Purchaser for all out-of-pocket and professional fees and expenses incurred by Purchaser or any of its affiliates in connection with this Agreement or any of the transactions contemplated hereby.

         5.10. Satisfaction Of Conditions. Without limiting the generality or effect of any provision of Articles 6 or 7, prior to the Closing, each of the parties hereto will use reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, Purchaser shall use its best efforts to cause the Board of Directors of ASG to approve its Agreement and the transactions contemplated hereby as contemplated by Section 6.1.17.

                     6. CONDITIONS PRECEDENT TO THE CLOSING

         6.1. Conditions Precedent To Obligations Of Purchaser. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Purchaser:

                  6.1.1. No Misrepresentation Or Breach Of Covenants And Warranties. There shall have been no material breach by Seller in the performance of any of its covenants herein to be performed by it in whole or in part prior to the Closing and the representations and warranties of Seller contained in this Agreement or in any Ancillary Document shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on the Closing Date as if made as of the Closing (except, in either case, for representations or warranties made as of a specified date, which shall continue on the Closing Date to be true and correct in all material respects as of the specified date, and except for representations and warranties qualified by a "materiality" standard, which shall continue on the Closing Date to be true and correct giving effect to the applicable materiality standard), and Seller shall have delivered to Purchaser a certificate certifying each of the foregoing, dated the Closing Date and signed by one of its executive officers on its behalf.

                  6.1.2. Transfer Documents. Seller shall have delivered to Purchaser the bills of sale, assignments, deeds and other instruments of transfer (the "Transfer Documents") in substantially the form set forth in
Schedule 6.1.2, relating to the Assets, which (as to the Leased Real Property and the leases relating thereto, and any trademarks and patents included in the Assets) shall be in recordable form to the extent that recordation thereof is necessary or desirable, in Purchaser's judgment, to effect the Transfer of such Assets, Transferring to Purchaser good and marketable title to the Assets, in each case free of any Liens other than Permitted Liens.

                  6.1.3. No Legal Obstruction. On the Closing Date (i) there shall be no injunction, restraining order or order of any nature issued by any court of competent jurisdiction or Government Agency which directs that the transactions contemplated by this Agreement and the Ancillary Documents shall not be consummated as herein provided or compels or would result in a material adverse change in the business, assets, results of operations, financial conditions or prospects of Seller with respect to the Business; (ii) there shall be no suit, action or other proceeding by any Governmental Agency or non-governmental, self-regulatory organization, pending or threatened (pursuant to a written notification), wherein such complaint seeks the restraint or prohibition of the consummation of the transactions contemplated by this Agreement and the Ancillary Documents or asserts the illegality of any material transaction contemplated by this Agreement and the Ancillary Documents; (iii) no Law shall be enacted, promulgated or deemed applicable to the transactions contemplated by this Agreement and the Ancillary Documents, by any Governmental Agency which would render consummation of such transactions illegal; and (iv) there shall be no suit, action or other proceeding by a private party pending before any court or Governmental Agency or non-governmental, self-regulatory organization, or threatened (pursuant to a written notification), which is likely to result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement and the Ancillary Documents or the obtaining of an amount in payment of material damages from, or other material relief against, Purchaser or against any of its directors or officers, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents.

                  6.1.4. Certificates. Purchaser shall have received certified evidence of corporate actions taken in connection with the execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which Seller is a party and an incumbency certificate of Seller.

                  6.1.5. Opinion of Counsel For Seller. Purchaser shall have received an opinion, dated the Closing Date, of Manrico Troncelliti, Esq., counsel for Seller (or of any other counsel for Seller reasonably satisfactory to Purchaser in respect of matters of local Law), in substantially the form set forth in Schedule 6.1.5.

                  6.1.6. Consents Under Key Agreements. Seller shall have obtained, on terms and conditions satisfactory to Purchaser, all consents, approvals, novations, authorizations, exemptions or waivers from parties to the Contracts and Permits listed on Schedule 6.1.6 (as the same shall be amended at Purchaser's request to reflect Contracts and Permits disclosed on any supplemental Schedule delivered pursuant to Section 5.8) (collectively, the "Key Agreements") to the extent required for the consummation of the transactions contemplated hereunder without any violation or breach thereof or default, termination or acceleration occurring thereunder.

                  6.1.7. No Material Adverse Change. The Business shall not have suffered any material adverse change since December 31, 1999 in its business, prospects, customer contracts, financial condition or results of operations. Without limiting the generality of the foregoing, Seller shall not have received any notice terminating or purporting to terminate the Pa Contract or the NY Contract.

                  6.1.8. Termination Statements. Seller shall have delivered to Purchaser UCC-3 Termination Statements, or other appropriate instruments of termination, in form and substance satisfactory to Purchaser, with respect to each UCC financing statement or other lien or encumbrance referred to on
Schedule 6.1.8.

                  6.1.9. Headquarters Sublease. Seller shall have entered into a sublease with respect to approximately 2,500 square feet of space in the Headquarters, which space shall be selected by mutual agreement of Purchaser and Seller and which sublease shall be in form and substance reasonably satisfactory to Purchaser and Seller.

                  6.1.10. Payments to Significant Vendors. Seller shall have paid, or made provision for payment satisfactory to Purchaser, the invoices to the Seller Vendors described on Schedule 6.1.10.

                  6.1.11. Fairness Opinion. Purchaser shall have received the opinion of Morgan Keegan & Company, in form and substance satisfactory to Purchaser, to the effect that the terms of this Agreement are fair, from a financial point of view, to Purchaser.

                  6.1.12. Termination of Employment Agreement. Purchaser shall have received from Seller a copy of an agreement between Seller and Dr. Stanley
A. Hoffman, pursuant to
which Dr. Hoffman agrees to the termination of his employment agreement with Seller effective no later than the Closing Date, such agreement shall remain in full force and effect and Seller shall have paid all amounts owing to Dr. Hoffman pursuant to such Agreement as of the Closing Date.

                  6.1.13. Name Change. Seller shall have duly executed and filed with the Secretary of State of the Commonwealth of Pennsylvania an amendment to its Certificate of Incorporation sufficient to change Seller's name to a name not including the words "Correctional Physician Services" and Purchaser shall have received a certified copy of such amendment.

                  6.1.14. Consulting and Non-Competition Agreements. Dr. Kenan Umar and Mr. Emre Umar shall have entered into non-competition agreements and consulting agreements in favor of Purchaser in substantially the forms set forth in Schedules 6.1.14(a), (b), (c) and (d).

                  6.1.15. Financing. Purchaser, or an affiliate, shall have received financing, on terms reasonably satisfactory to Purchaser or such affiliate, pursuant to the Credit Agreement in an amount sufficient to permit Purchaser to pay the Purchase Price.

                  6.1.16. Approval of Board of Directors. The Board of Directors of ASG shall have approved the terms of this Agreement and the transactions contemplated hereby.

                  6.1.17. Insurance. Purchaser shall have received evidence satisfactory to it that Seller has in place, with premium paid to date of Closing, on the Business, occurrence form, first dollar coverage, (i) medical professional liability coverage in amounts not less than $1,000,000/$3,000,000 covering all claims of healthcare provision or denial, including civil rights claims, (ii) commercial general liability coverage and (iii) employment practice liability coverage (with a run off provision), in each case for conditions, claims or actions which arise out of or relate to events that occurred in connection with the operation of the Business on or prior to the Closing Date. Such coverage shall include any indemnification provisions for which Seller shall be liable pursuant to Law or the terms of any Contract between Seller and a third party.

                  6.1.18. No Undisclosed Liabilities. Seller shall not have incurred any material liability or obligations (whether absolute, accrued, contingent or otherwise) with respect to the Business other than liabilities incurred in the ordinary course of business that are not, individually or in the aggregate, material.

                  6.1.19. Escrow Agreement. Purchaser and Seller shall have entered into the Escrow Agreement.

         6.2. Conditions Precedent To Obligations Of Seller. The obligations of Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Seller:

                  6.2.1. No Misrepresentation Or Breach Of Covenants And Warranties. There shall have been no material breach by Purchaser in the performance of any of its covenants herein to be performed by it, in whole or in part prior to the Closing, and the representations and warranties of Purchaser contained in this Agreement or in any Ancillary Document shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on the Closing Date as if made as of the Closing (except, in either case, for representations and warranties made as of a specified date, which shall continue on the Closing Date to be true and correct in all material respects as of the specified date and except for representations and warranties qualified by a "materiality" standard, which shall continue on the Closing Date to be true and correct giving effect to the applicable materiality standard), and Purchaser shall have delivered to Seller a certificate certifying each of the foregoing, dated the Closing Date and signed by one of its executive officers on its behalf.

                  6.2.2. Instruments Of Assumption. There shall have been delivered to Seller by Purchaser the instruments of assumption (the "Assumption Instruments") in substantially the form set forth in Schedule 6.2.2.

                  6.2.3. Purchase Price. Purchaser shall have delivered to Seller the Purchase Price in the manner specified in Section 2.4.

                  6.2.4. No Legal Obstruction. On the Closing Date (i) there shall injunction, restraining order or order of any nature issued by any court of competent jurisdiction or Government Agency which directs that the transactions contemplated by this Agreement and the Ancillary Documents shall not be consummated as herein provided; (ii) there shall be no suit, action or other proceeding by any Governmental Agency or non-governmental, self-regulatory organization, pending or threatened (pursuant to a written notification), wherein such complaint seeks the restraint or prohibition of the consummation of the transactions contemplated by this Agreement and the Ancillary Documents or asserts the illegality of any material transaction contemplated by this Agreement and the Ancillary Documents; (iii) no Law shall be enacted, promulgated or deemed applicable to the transactions contemplated by this Agreement and the Ancillary Documents, by any Governmental Agency which would render consummation of such transactions illegal; and (iv) there shall be no suit, action or other proceeding by a private party pending before any court or Governmental Agency or non-governmental, self-regulatory organization, or threatened (pursuant to a written notification), which is likely to result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement and the Ancillary Documents or the obtaining of an amount in payment of material damages from, or other material relief against, Seller or against any of its directors or officers, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents.

                  6.2.5. Certificates. Seller shall have received certified evidence of corporate actions taken in connection with the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Documents to which Purchaser is or will be a party and an incumbency certificate of Purchaser.

                  6.2.6. Opinion of Counsel For Purchaser. Seller shall have received an opinion, dated the Closing Date, of King & Spalding, counsel for Purchaser (or of any other counsel for Purchaser reasonably satisfactory to Seller in respect of matters of local Law), substantially in the form set forth in Schedule 6.2.6.

                  6.2.7. Tradename License. Purchaser and Seller shall have duly executed and delivered a Tradename License Agreement substantially in the form set forth in Schedule 6.2.7.

                  6.2.8. Escrow Agreement. Purchaser and Seller shall have entered into the Escrow Agreement.

                                7. THE CLOSING

         7.1. The Closing. Subject to the fulfillment of the conditions precedent specified in Article 6, the consummation of the purchase and sale of the Assets and the assumption of the Assumed Liabilities contemplated hereby (the "Closing") will take place on March 1, 2000, or such other date (but not later than April 30, 2000) and time as the parties may mutually agree (the "Closing Date"). The Closing shall be effective as of 12:00 a.m. on the Closing Date. The Closing will take place at the offices of McTighe, Weiss, O'Rourke, Milner & Troncelliti, 11 East Airy Street, Norristown, Pennsylvania 19404.

         7.2. Extension of Closing. If the Closing shall not have occurred by March 1, 2000, solely because of the inability of Seller or Purchaser, as the case may be, to have satisfied (after good faith efforts) the conditions set forth in Section 6.1.3, 6.1.6 or 6.2.4, then the Closing Date will be extended to the earlier of (i) the first business day after such conditions have been satisfied and (ii) such other date on or prior to April 30, 2000 to which Purchaser and Seller mutually agree.

         7.3. Seller's Obligations. Subject to Section 9.3, at the Closing, Seller will deliver to Purchaser the following in proper form for recording when appropriate:

                  7.3.1. Transfer Documents. To the extent not previously delivered under Section 6.1.2, the Transfer Documents, duly executed and acknowledged in accordance with Section 6.1.2;

                  7.3.2.   Receipts. Appropriate receipts;

                  7.3.3.   Escrow Agreement. The Escrow Agreement; and

                  7.3.4. Other. All other documents and papers required to be delivered by Seller pursuant to Section 6.1 as conditions to the Closing.

         7.4. Purchaser's Obligations. At the Closing, Purchaser will deliver to Seller the following:

                  7.4.1. Purchase Price. The Purchase Price, in the manner specified in Section 2.3;

                  7.4.2. Assumption Instruments. To the extent not previously delivered under Section 6.2.2, the Assumption Instruments, duly executed in accordance with Section 6.2.2;

                  7.4.3.   Escrow Agreement. The Escrow Agreement; and

                  7.4.4. Other. All other documents and papers required to be delivered by Purchaser pursuant to Section 6.2 as conditions to the Closing.

                        8. SURVIVAL AND INDEMNIFICATION

         8.1.     Survival.

                  8.1.1.   Survival of Representations And Warranties.

                  (a) Each of the representations and warranties contained herein or in any Ancillary Document (except as otherwise specifically provided in such Ancillary Document) will survive and remain in full force and effect until the third anniversary of the Closing Date, except for (i) representations and warranties made in Sections 4.1.14 [Employee Contracts, Union Agreements and Benefit Plans]; 4.1.15 [Labor Relations]; 4.1.18 [Environmental Protection]; and 4.1.20 [Tax Matters]; which shall remain in effect for the applicable statute of limitations period and (ii) the Excluded Representation (as hereinafter defined), which shall survive the Closing and remain in effect indefinitely. The term "Excluded Representations" shall mean and include the representations and warranties of Seller made in Sections 4.1.1 [Corporate Organization]; 4.1.2 [Authorization and Effect of Agreement]; 4.1.3 [No Restrictions Against Sale of the Assets]; 4.1.7 [Assets Used in the Business];
4.1.8 [Assets other than Real Property]; 4.1.21 [Brokers' and Finders' Fees]; and 4.1.26 [Solvency].

                  (b) Purchaser has assumed the liabilities and obligations of Seller and its Affiliates in respect of the Business as specified in Section 3.1 in consideration of its ability to assert a claim against Seller if any such liability or obligation was not disclosed in this Agreement or in a Schedule hereto as required by this Agreement. Accordingly, Seller agrees that if a claim is asserted against Purchaser to pay or otherwise satisfy any Assumed Liability (an "Assumed Liability Claim") and Purchaser would have a claim against Seller, by reason of such Assumed Liability Claim, for breach of a representation or warranty but for the provisions of paragraph
(a) of this Section 8.1.1, Purchaser shall be entitled to assert such claim against Seller and the provisions of paragraph (a) of this Section 8.1.1 shall not be applicable. Any such claim shall be considered a Direct Claim (as hereinafter defined).

                  8.1.2. Survival of Covenants. Unless a specified period is set forth in this Agreement (in which event such specified period will control), all covenants contained in this Agreement will survive the Closing and remain in effect indefinitely.

         8.2.     Limitations On Indemnification; Right of Offset.

                  8.2.1. With Respect To Certain Representations And Warranties. No Indemnitee (as hereinafter defined) will be entitled to make a claim against an Indemnifying Party (as hereinafter defined) pursuant to
Section 8.3.1(i) or (ii) or 8.3.2(i) or (ii) unless and until the aggregate amount of claims which may be asserted for Indemnifiable Losses (as hereinafter defined) pursuant to such Sections exceeds $25,000; when such amount is exceeded the Indemnitee shall be entitled to recover the full amount of such claims; provided, however, that the foregoing limitation shall not apply to (i) claims made with respect to the Excluded Representations; (ii) Assumed Liability Claims; (iii) claims by Purchaser related to Seller's breach of its covenant set forth in the last sentence of Section 3.3; (iv) claims by Seller related to Purchaser's breach of its covenant set forth in
Section 3.2; (v) claims made with respect to inaccuracies in Seller's representations and warranties of which Seller or either Shareholder had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by Seller or either Shareholder of any covenant set forth in this Agreement or any Ancillary Document; or (iv) any claim asserted by Dr. Stanley A. Hoffman arising out his employment agreement with Seller or the release or termination thereof.

                  8.2.2. With Respect To Seller's Obligations. Notwithstanding any other provision of this Agreement, the indemnification obligations of Seller and the Shareholders under Section 8.3.1(i), other than indemnification obligations arising by reason of Assumed Liability Claims, or Seller's breach of its covenant set forth in the last sentence of Section 3.3, shall not exceed the Purchase Price; provided, however, that such limitation on Seller's or Shareholder's liability shall not apply to Indemnifiable Losses resulting from Seller's or either Shareholder's fraud or willful breach.

                  8.2.3. Right of Offset. Purchaser shall have the right, in addition to its right to seek indemnity from Seller and the Shareholders pursuant to this Article 8 and any other remedy available to it, to set off against the amount of any payment due to Seller pursuant to Section 2.3 or pursuant to the Escrow Agreement, the amount of any Indemnifiable Loss (as hereinafter defined) for which Purchaser is entitled to indemnification pursuant to this Article 8.

         8.3.     Indemnification.

                  8.3.1.   Indemnification By Seller. Subject to Sections 8.1,
8.2 and 8.4, Seller and each Shareholder will, jointly and severally, indemnify, defend and hold harmless Purchaser, its Affiliates and their respective directors, officers, employees, agents and representatives from and against any and all claims, demands or suits (by any person or entity, including without limitation any Governmental Agency), losses, liabilities, actual or punitive damages, fines, penalties, obligations, payments, costs and expenses, paid or incurred, whether or not relating to resulting from or arising out of any Third Party Claim (as hereinafter defined), including without limitation the costs and expenses of any and all investigations, actions, suits, proceedings demands; assessments, judgments, remediation, settlements and compromises relating thereto and reasonable fees and expenses of attorneys and other experts in connection therewith (individually and collectively, "Indemnifiable Losses") relating to, resulting from or arising out of any of the following: (i) the inaccuracy, jointly and severally, of any of the representations or warranties of Seller contained in this Agreement or any Ancillary Document; (ii) any breach by Seller of any covenant of Seller contained in this Agreement or in any Ancillary Document; (iii) any liability of the Business other than an Assumed Liability, including, without limitation, Seller's failure or alleged failure to pay or satisfy any liability other than an Assumed Liability; (iv) any non-compliance by Seller with any bulk sale Law or any fraudulent conveyance Law in respect of the transactions contemplated by this Agreement; (v) any liability under the WARN Act or any similar state or local law that may result from an "Employment Loss," as defined in 29 U.S.C. ss. 2101(a)(b), caused by any actions of Seller prior to Closing or by Purchaser's decision not to hire previous employees of Seller; or (v) any Employee Benefit Plan established or maintained by Seller; or (vi) any claim asserted by Dr. Stanley A. Hoffman arising out of his employment agreement with Seller or the release or termination thereof.

                  8.3.2. Indemnification By Purchaser. Subject to Sections 8.1, 8.2 and 8.4, Purchaser will indemnify, defend and hold harmless Seller, each of its Affiliates and their respective directors, officers, employees, agents and representatives from and against any and all Indemnifiable Losses relating to resulting from or arising out of any of the following: (i) the inaccuracy as of the Closing of any of the representations or warranties of Purchaser contained in this Agreement or any Ancillary Document; (ii) any breach by Purchaser of any covenant of Purchaser contained in this Agreement or in any Ancillary Document; and (iii) any Assumed Liability, including, without limitation, Purchaser's failure or alleged failure to pay or satisfy any Assumed Liability.

                  8.3.3. Cumulative Rights. The rights of Purchaser under each of the clauses of Section 8.3.1 and the rights of Seller under each of the clauses of Section 8.3.2 are not mutually exclusive.

                  8.3.4. Indemnity Payment; Indemnitee; Indemnifying Party. For purposes of this Agreement, (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Section 8.3, (ii) "Indemnitee" means any person or entity entitled to indemnification under this Agreement, and (iii) "Indemnifying Party" means any person or entity that may be required to provide indemnification under this Agreement.

         8.4.     Defense of Claims.

                  8.4.1.   Third Party Claims.

                  (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement or an Affiliate of such a party (a "Third Party Claim") against such Indemnitee, against which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event in sufficient time to permit the Indemnifying Party to defend against the Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee no later than 30 calendar days after receipt of the above-described notice of such Third Party Claim, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense. If the Indemnifying Party elects to assume the defense, the Indemnitee will have the right to participate in the defense of any Third Party Claim assisted by counsel of its own choosing and at its expense, provided that, if the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnitee and the Indemnifying Party proposes that the same counsel represent both the Indemnitee and the Indemnifying Party, the Indemnitee shall have the right to retain its own counsel at the cost and expense of the Indemnifying Party, if representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them that are material. If the Indemnitee has not received written notice within such 30 calendar day period that the Indemnifying Party has elected to assume the defense of such Third Party Claim, the Indemnitee may, at its option, elect to settle or assume such defense, assisted by counsel of its own choosing, and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Indemnifiable Losses paid or incurred in connection therewith. Notwithstanding the preceding sentence, if the Indemnifying Party fails to respond to a request for consent to any settlement within ten business days after such request is given, the Indemnitee may proceed with such settlement without obtaining the Indemnifying Party's consent.

                  (b) If, within the 30 calendar days set forth above, an Indemnitee receives written notice from an Indemnifying Party that such Indemnifying Party has elected to assume the defense of any Third Party Claim as provided in Section 8.4.1 (a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof (except as provided in paragraph (a) above); provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may, at its option, elect to settle or assume its own defense, assisted by counsel of its own choosing, and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Indemnifiable Losses paid or incurred in connection therewith.

                  (c) Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the Indemnitee. Without the prior written consent of the Indemnitee, which will not be unreasonably withheld, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder or for which the Indemnitee is not in fact indemnified. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each Indemnitee of a release from all liability in respect of such claim. The Indemnifying Party shall not be entitled to control, and the Indemnitee shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks an order, injunction or other equitable relief against the Indemnitee which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnitee (and the cost of such defense shall constitute an amount for which the Indemnitee is entitled to indemnification hereunder). Except under the circumstances described above in this paragraph (c), the Indemnifying Party shall have the right to control the defense and settlement of any claims the defense of which it has assumed in accordance with this Section 8.4.1. If a firm offer is made to settle a Third Party Claim which offer the Indemnifying Party is permitted to settle under this Section 8.4.1(c), and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within 30 calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnitee through the end of such 30-day period.

                  8.4.2. Direct Claims. Any claim by an Indemnitee for indemnification other than indemnification against a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party will have a period of 30 calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee under this Agreement.

                  8.4.3. Failure to Give Timely Notice. A failure to give timely notice as provided in this Section 8.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially prejudiced as a result of such failure.

                  8.4.4. Subrogation. If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party. The Indemnifying Party will, to the extent of any Indemnity made by it, be subrogated to all rights of the Indemnitee against any third party that is not an Affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnity Payment relates. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.

                  8.4.5. Payment. With regard to Third Party Claims for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party promptly upon (i) the entry of a judgment against the Indemnitee and the expiration of any applicable appeal period or (ii) the entry of an unappealable judgment or final appellate decision against the Indemnitee. Notwithstanding the foregoing, provided that there is no dispute as to whether Indemnitee is entitled to indemnification hereunder, expenses of the Indemnitee for which the Indemnifying Party is responsible shall be reimbursed on a current basis by the Indemnifying Party.

         8.5. Indemnification in Case of Indemnitee Negligence. The indemnification provided in this Article 8 shall be applicable whether or not the sole or concurrent negligence or gross negligence of the Indemnified Party, or the sole or concurrent strict liability imposed on the Indemnified Party, or the sole or concurrent liability imposed vicariously on the Indemnified Party, is alleged or proven.

                        9. OTHER POST-CLOSING COVENANTS

         9.1.     Employees.

                  9.1.1. Termination and Offers of Employment for Employees. On the Closing Date, Seller shall terminate all of the employees of the Business listed on Schedule 9.1 (the

"Employees"). Seller shall be responsible for paying, subject to Schedule 3.1, all claims of any kind or description whatsoever arising under the Employee Benefit Plans or relating to employment, prior to the Closing Date of the Employees. Commencing on the Closing Date, Purchaser shall offer employment, on an at-will basis, to the Employees at the same or greater base hourly rate of pay or base salary as identified on Schedule 4.1.16. Purchaser shall be responsible for any obligations which may arise after the Closing Date under the WARN Act for the Employees in connection with the transactions contemplated by this Agreement. Seller shall assume full responsibility and liability for offering and providing "continuation coverage" to any "qualified beneficiary" who is covered by a "group health plan" sponsored or contributed to by Seller and who has experienced a "qualifying event" or is receiving "continuation coverage" on or prior to the Closing Date or who experiences a "qualifying event" on the Closing Date, as a result of his or her termination on the Closing Date pursuant to this Agreement, as such terms are defined above.

                  9.1.2. Seller's Post-Closing Operations. Seller shall, for a period of six months following the Closing, operate in compliance with the WARN Act and any other applicable similar state or local law concerning plant closings. If Seller's actions should trigger any notice requirement under the WARN Act or any other applicable similar state or local law concerning plant closings during the 90 days following the Closing Date, Seller shall be solely responsible for providing appropriate notice under such plant closing law.

         9.2.     General Post-Closing Matters.

                  9.2.1. Post-Closing Notifications. Purchaser and Seller will, and will cause their respective Affiliates to, comply with any applicable post-Closing notification or other requirements of any Law of any Governmental Agency having jurisdiction over the Business.

                  9.2.2. Access. On the Closing Date, Seller will deliver or cause to be delivered to Purchaser all original agreements, documents, books, records and files in the possession of Seller and its Affiliates relating to the Business or the Assets (collectively, "Records"), or any other asset or property included in the Assets, to the extent not then located in the Headquarters or the Leased Real Property, subject to the following exception:
Purchaser recognizes that certain Records may contain only incidental information relating to the Business or may primarily relate to Seller or the businesses of Seller other than the Business or may be required by Law to be retained by Seller and that Seller and its Affiliates may retain such Records and instead deliver copies of the Records required to be retained by Law and appropriately excised copies of the other Records.

                  (a) After the Closing, upon reasonable notice given in accordance with this Agreement, Purchaser and Seller will give, or cause to be given, to the representatives, employees, counsel and accountants of the other access, during normal business hours, to Records relating to periods prior to the Closing, and will permit such persons to examine and copy such Records to the extent reasonably requested by the other party in connection with the preparation of Tax and financial reporting matters (including without limitation any return or report relating to state or local real property transfer or gains taxes), audits, legal proceedings, governmental investigations and other business purposes; provided, however, that nothing herein will obligate any party to take actions that would unreasonably disrupt the normal course of its business, violate the terms of any Contract to which it is a party or to which it has released any of its proprietary, confidential or classified information. Purchaser will use reasonable efforts to ensure that such information and assistance can be provided to Seller in the event that Purchaser disposes of any portion of the Business.

                  9.2.3. Guarantees, Etc. Schedule 9.2.3 sets forth a list of guarantees, bid bonds, performance bonds, letters of credits and other agreements guaranteeing or securing liabilities and obligations relating to the Business under which Seller or any of its Affiliates has any liability and which constitute Assumed Liabilities (collectively, the "Seller Guarantees"). Purchaser will cooperate with Seller (each Party acting at its own expense) to obtain and have issued replacements for each of the Seller Guarantees and to obtain any amendments, novations, releases, waivers, consents or approvals necessary to release Seller and each of its Affiliates from all liability thereunder, in each case as promptly as practicable.

                  9.2.4. Rights of Endorsement. After the Closing Date, Purchaser shall have the right and authority to endorse, without recourse, the name of Seller on any check or any other evidence of indebtedness received by Purchaser on account of any Assets transferred by Seller pursuant hereto, and Seller shall deliver to Purchaser at the Closing letters of instruction sufficient to permit Purchaser to deposit such checks or other evidence of indebtedness in bank accounts in the name of Purchaser. In addition, any payment received by Seller or any of its Affiliates in respect of the Assets shall be remitted to Purchaser within 15 days of receipt by Seller and any payment received by Purchaser in respect of Excluded Assets shall be remitted to Seller within 15 days of receipt by Purchaser.

                  9.2.5. Apportionment and Adjustment. Real property taxes and assessments; leases with respect to leased personal property, service and maintenance contracts and other leases and contracts included in the Assets; utilities in respect of the Leased Real Property; and personal property taxes will be apportioned on a pro rata basis to the Effective Date. As soon as practicable after the Closing Date, representatives of Seller and Purchaser will examine all relevant books and records as of the Effective Date in order to make the determination of the apportionments and adjustments referred to in this Section 9.2.5. Payments in respect thereof shall be made by check within ten days after such determination, except that payments for real and personal property taxes shall initially be determined based on the previous year's taxes and shall be later adjusted to reflect the current year's taxes when the tax bills are finally rendered.

                  9.2.6. Payment of IBNR Invoices. Seller shall deposit the portion of the Purchase Price referred to in clause (i) of the first sentence of Section 2.2(a) into a bank account to be established prior to the Closing Date. Disbursements from such bank account shall be made only in accordance with the procedures specified in the letter agreement between Seller, the Umar's and the Seller's secured lender. Seller shall use amounts on deposit in such account to pay (i) distributions to Seller's shareholders in aggregate amounts not in excess of $1,000,000; (ii) distributions to Seller's shareholders in addition to the amounts described in clause (i) as shall be sufficient to permit them to pay their respective shares of Seller's state and federal income tax liability for periods prior to the Closing Date; (iii) professional fees owed by Seller; (iv) Pre-Closing Date IBNR; (v) amounts owed to Seller's secured lender; and (vi) other corporate obligations of Seller not described in the preceding clauses of this sentence; provided, however, that Seller shall not use in excess of $2,520,000 of the proceeds deposited in such account for the purposes described in this clause (vi). Seller shall provide to Purchaser monthly reports regarding its receipt of invoices for Pre-Closing Date IBNR and its disbursements of funds from such account. The first such report shall be submitted to Purchaser on or before the fifteenth day of the second month following the Closing Date. Seller shall pay or otherwise discharge all amounts due with respect to the Pre-Closing Date IBNR (except amounts being disputed in good faith) within 150 days following the Closing.

         9.3.     Nonassignable Contracts.

                  9.3.1. Nonassignability. Without limiting the generality or effect of any provision of Articles 6, 8 or 9, to the extent that any Contract to be Transferred pursuant to the terms of Section 1.1.4 is not capable of being Transferred without the consent, approval, novation or waiver (collectively, the "Consents") of a third person or entity (including without limitation a Governmental Agency), or if such Transfer or attempted Transfer would constitute a breach thereof or a violation of any Law, nothing in this Agreement will constitute a Transfer or an attempted Transfer thereof.

                  9.3.2. Seller To Use Reasonable Efforts. Notwithstanding anything contained in this Agreement to the contrary, but without limiting the generality or effect of Articles 6, 8 or 9, Seller will not be obligated to Transfer to Purchaser any of its rights and obligations in and to any of the Contracts referred to in Section 9.3.1 without first having obtained all of the Consents necessary for such Transfers.

                  9.3.3. If Waivers Or Consents Cannot Be Obtained. To the extent that the Consents referred to in Section 9.3.2 are not obtained by Seller, Seller will, during the one-year period commencing with the Closing Date or such longer period as Purchaser may desire (but, as to any particular Contract, not longer than the term thereof), (a) use reasonable efforts, with costs and expenses of Seller related thereto (other than the obligations of Seller under the Contract required to be paid by Purchaser pursuant to Section 9.3.4) to be borne by Seller, to provide to Purchaser the benefits (and the burdens) of any Contract to the extent relating to the Business, (b) cooperate in any reasonable and lawful arrangement designed to provide such benefits (and burdens) to Purchaser, without incurring any obligation to any other person or entity other than to provide such benefits to Purchaser, and (c) enforce, at the request of Purchaser, for the account of Purchaser, any rights of Seller arising from any such Contract (including without limitation the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser). Purchaser agrees to cooperate with Seller in connection with the foregoing. At the end of such one-year period (or such longer period as Purchaser may desire), Seller will have no further obligations hereunder with respect to any such Contract and the failure to obtain any necessary Consent with respect thereto will not be a breach of this Agreement; provided that nothing contained in this Section 9.3 shall affect the liability of Seller, if any, pursuant to this Agreement if it has failed to disclose the need for such Consent or to use its reasonable efforts in accordance with the provisions hereof to obtain such Consent.

                  9.3.4. Obligation of Purchaser To Perform. Provided (and for so long as) Seller obtains the benefits of such Contract for Purchaser, Purchaser will perform the obligations of Seller under or in connection with any Contract referred to in Section 9.3 (to the extent permitted thereunder) for the benefit of the other party or parties thereto.

         9.4. Non-Competition. Until the fifth anniversary of the Closing Date, Seller will not, directly or indirectly, Compete with the Business (as hereinafter defined) anywhere within the United States of America. Notwithstanding the foregoing, Seller may continue to perform its obligations under the Excluded Contracts for the current terms thereof and any renewal term thereof. As used in this Section 9.4, the term "Compete with the Business" shall mean, directly or indirectly, as an employee of any person or entity, proprietor, partner, stockholder, officer, director, consultant, joint venturer, investor, lender or in any other capacity or any substantially similar activity, to provide, or to furnish aid or assistance to another person or entity in connection with the provision of Company Activities (as hereinafter defined). "Company Activities" shall mean (i) all activities of the type previously conducted by Seller as part of the Restricted Business (as hereinafter defined) and (ii) all activities of the type hereafter conducted by Purchaser, and any successor thereto or affiliate thereof, with respect to the Restricted Business during the period commencing on the Closing Date and ending of the fifth anniversary of the Closing Date. "Restricted Business" shall mean the provision of healthcare services to inmates of correctional facilities.

         9.5. Transfer Taxes. Seller shall pay all sales, use, transfer, stamp, conveyance, recording, value added or other similar taxes, duties, excise or governmental charges and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the Transfer of the Assets or otherwise on account of this Agreement or the transactions contemplated hereby, whether incurred before or after the Closing.

         9.6. Straddle Patients. Following the Closing Date, Purchaser shall, on behalf of Seller, perform the duties set forth in the following sentence with respect to invoices received after the Closing Date and related to the provision of medical services to Straddle Patients (as hereinafter defined) prior to the Closing Date. "Straddle Patient' means a patient who is admitted to a healthcare facility pursuant to the Pa Contract or the NY Contract on or before the Closing Date and who is discharged from such facility after the Closing Date. Purchaser shall review, verify and pay the accounts payable and invoices related to the Straddle Patients using the same standards and degree of care that Purchaser uses in performing such functions for itself. Purchaser shall submit to Seller monthly reports indicating its disposition of such accounts payable and invoices and the amount paid by Purchaser with respect to such accounts payable and invoices. Each monthly report shall be accompanied by sufficient documentation to permit Seller to verify that the amounts paid by Purchaser as disclosed in such report related to the provision of medical services to Straddle Patients prior to the Closing Date. Seller shall notify Purchaser within seven business days of receipt of any monthly report if Seller disputes that any amount disclosed in such report related to the provision of medical services to Straddle Patients prior to the Closing Date. Seller and Purchaser shall promptly resolve any dispute regarding any amount disclosed in such report. If Seller and Purchaser are unable to resolve any dispute within 15 calendar days, the dispute will be referred to the Presidents and Chief Executive Officers of Purchaser and Seller, who shall conduct a meeting or conference call to resolve the dispute within seven business days of the referral of the dispute to them. If such officers are unable to resolve the dispute during such meeting or conference call, it will be resolved by arbitration in accordance with the provisions of this Agreement. On or before the later of (i) the first business day of the ninth month following the month in which the Closing occurs or (ii) the resolution of any arbitration regarding the amount of payments made by Purchaser on behalf of Seller with respect to Straddle Patients, Purchaser and Seller shall take such actions as may be required pursuant to the Escrow Agreement to cause the Escrow Agent to disburse to Purchaser from the Escrow Fund (as defined in the Escrow Agreement) an amount equal to such payments, together with interest thereon at the rate from time-to-time applicable to borrowings under Purchaser's senior secured credit agreement, the amount of which shall be calculated and certified by the agent bank under such credit agreement.

         9.7.     Support Services.

                  (a) Following the Closing, (i) Seller shall permit Purchaser to use the telephone switch and handsets and office equipment (other than data processing equipment) in the Headquarters so long as Seller maintains such equipment in the Headquarters during the term of Purchaser's sublease of space in the Headquarters and (ii) Seller shall give Purchaser access to financial data maintained on any information systems not included in the Assets and to Seller's accounting personnel to the extent necessary to permit Purchaser to prepare financial statements for the Business for a reasonable period following the Closing Date. Nothing contained in this Section 9.7(a) shall obligate Seller to maintain any equipment in the Headquarters after the time that Seller has ceased to require the equipment in the operation of its business. Purchaser and Seller agree that neither of them shall compensate the other for the services described above, the value of the services to be rendered to the other being approximately equal in value to the services to be received by it. Purchaser shall reimburse Seller for Purchaser's pro rata portion (on a square-foot-occupied basis) for any utility charges incurred by Seller at the Headquarters.

                  (b) As promptly as practicable following the Closing, Purchaser and Seller shall cause the telephone service at the Headquarters, including all telephone numbers, to be transferred to Purchaser. After the transfer, Seller shall reimburse Purchaser for five percent of the monthly local telephone charges incurred by Purchaser and for the long-distance telephone charges incurred by Seller. Seller shall reimburse Purchaser for such telephone expenses promptly following Purchaser's submission of itemized statements to Seller.

                  (c) Purchaser and Seller acknowledge and agree that the personnel hired by Purchaser will be made available to Seller on an occasional basis during the 180 days following the Closing to assist Seller with the administration of the Excluded Contracts and processing the Pre-Closing Date IBNR. Purchaser shall have no obligation to make any personnel available to Seller after such period, it being understood that Seller will accomplish the winding-up of its business no later than 180 days following the Closing.

         9.8. Audited Financial Statements. Seller shall, upon Purchaser's request, render such assistance as shall be reasonably requested by Purchaser and afford such access to Seller's books, records and personnel as shall be reasonably requested by Purchaser as shall be necessary rules and regulations of the Securities and Exchange Commission. Purchaser shall pay or reimburse Seller for the expenses incurred by Seller in complying with Purchaser's request.

         9.9. Calculation NY Rebate. Purchaser and Seller shall co-operate in good faith to calculate the NY Rebate in accordance with the terms of the NY Contract. Without limiting the generality of the foregoing, Purchaser and Seller shall afford one another such reasonable access to their respective books, records and financial information as shall be required to permit the calculation of the NY Rebate. Promptly following the final determination of the NY Rebate, Purchaser and Seller shall take all actions as shall be required by the Escrow Agreement to cause the Escrow Agent to disburse to Purchaser an amount equal to the product of the NY Rebate multiplied by a fraction the numerator of which is the number of days in the period from June 1, 1999 through the day prior to the Closing Date and the denominator of which is 366.

                                 10. TERMINATION

         10.1. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

                  (a) By the mutual written consent of Purchaser and Seller;

                  (b) By either Purchaser or Seller, if the Closing shall not have occurred on or before March 1, 2000, unless such date has been extended pursuant to Section 7.2, in which case either Purchaser or Seller may terminate this Agreement if the Closing shall not have occurred on or before the date as extended pursuant to Section 7.2;

                  (c) By either Purchaser or Seller, if there shall have been a breach by the other party of the other party's representations, warranties, covenants or agreements contained herein which breach would entitle Purchaser or Seller, as the case may be, to decline to consummate the transactions contemplated hereby pursuant to Section 6.1 or 6.2, as the case may be; and

                  (d) By either Purchaser or Seller, if there shall have been entered a final, nonappealable order or injunction of any Governmental Agency restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof.

         10.2. Expenses In The Event Of Termination. In the event of termination of this Agreement under Section 10.1 each party hereto will pay all of its own fees and expenses, except as otherwise expressly provided in this Agreement. There will be no further liability hereunder on the part of any party hereto if this Agreement is so terminated, except that the provisions of Section
5.5 hereof shall remain in full force and effect, and except that no termination shall relieve any breaching party from any liability to the other party hereto.

                          11. MISCELLANEOUS PROVISIONS

         11.1. Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when sent by facsimile (confirmed in writing by mail simultaneously dispatched) if sent on a business day and otherwise on the next business day or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below or three business days after having been deposited in the United States mail, if sent by certified or registered mail, return receipt requested, postage prepaid:

                  (a)      If to Purchaser, to:

                           America Service Group Inc.
                           105 Westpark Drive
                           Suite 300
                           Brentwood, Tennessee 37027
                           Facsimile Number: 615.376.1309
                           Attention: Mr. Bruce Teal
                                      Chief Financial Officer
                                      Ms. Jean Byassee
                                      General Counsel

                           with a copy to:

                           King & Spalding
                           191 Peachtree Street
                           Atlanta, Georgia 30303-1763
                           Facsimile No.: 404.572.5147
                           Attention: Philip A. Theodore, Esq.

                  (b)      If to Seller to:

                           Correctional Physician Services, Inc.
                           1787 Century Parkway
                           Building 16, Suite 210
                           Blue Bell, Pennsylvania 19422
                           Facsimile No.: 215.654.7461
                           Attention: Dr. Kenan Umar
                                      Mr. Emre Umar

                           with a copy to:

                           McTighe, Weiss, O'Rourke, Milner & Troncelliti 11 East Airy Street
                           P. O. Box 510
                           Norristown, PA 19404
                           Facsimile No.: 610.272.5325
                           Attention: Mr. Manrico Troncelliti

or to such other address or addresses as any party may from time to time designate as to itself by like notice.

         11.2. Expenses. Except as otherwise expressly provided herein, whether or not a Closing shall occur, each party shall bear its own expenses incurred in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents or incident to the Transfer of the Assets and the assumption of the Assumed Liabilities contemplated by this Agreement, including without limitation all expenses required in connection with the delivery of the Transfer Documents provided for in Section 6.1.2 and the Assumption Instruments provided for in Section 6.2.2, and all expenses required to comply with the procedures required by Section 9.1.

         11.3. Successors And Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other parties. Notwithstanding anything herein to the contrary, in the event that Purchaser Transfers the Business, Purchaser may assign to the transferee all or any rights which Purchaser may have with respect to Seller's covenants which are contained herein or in any Ancillary Document and are to be performed by Seller after the Closing; provided, however, that such assignment shall not relieve Purchaser of any of its obligations or liabilities hereunder or ASG of any of its obligations or liabilities under its guaranty of Purchaser's obligations hereunder; and provided, further, however, that such transferee shall agree in writing to assume Purchaser's obligations hereunder and under any such Ancillary Document.

         11.4.    Waiver; Effect of Buyer's Investigation.

                  (a) Purchaser and Seller, by written notice to the other, may (i) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any Ancillary Documents, (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (iv) waive or modify performance of any of the obligations of the other under this Agreement; provided, however, that no such party may, without the prior written consent of such other party, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its own obligations, representations, warranties, conditions or covenants hereunder and provided, further, however, that the Closing shall be deemed to constitute the waiver by the Purchaser and Seller of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement, which waiver shall be without prejudice to the right of Purchaser or Seller to assert a claim against the other for any Indemnifiable Loss. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties, covenants or agreements contained in this Agreement. No waiver of any breach will operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

                  (b) The right of indemnification, reimbursement or other remedy based on the representations, warranties, covenants and obligations of a party set forth in this Agreement or any Ancillary Document shall not be affected by any investigation conducted by the other party with respect to, or any knowledge acquired (or capable of being acquired) by the other party about, the accuracy or inaccuracy of or compliance with, any such representation, warranty covenant or obligation.

         11.5. Entire Agreement. This Agreement (together with the Schedules and Exhibits hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by Purchaser or Seller (or by any director, officer or representative thereof) relating to the matters contemplated hereby, other than the Confidentiality Agreement (which will survive the execution, delivery and/or termination of this Agreement unless and until the Closing occurs). This Agreement (together with the Confidentiality Agreement and the Exhibits and Schedules hereto) constitute the entire agreement by and among such parties and their Affiliates except as expressly set forth herein.

         11.6. Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements, as may mutually be determined by the parties hereto.

         11.7. Rights Of The Parties. Except as expressly provided in Sections 8.3 and 11.3, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective Affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

         11.8.    Further Assurances.

                  (a) After the Closing, Seller will from time to time, at Purchaser's request and without further cost to Purchaser, execute and deliver to Purchaser such other instruments of conveyance and transfer and take such other action as Purchaser may reasonably request so as more effectively to transfer the Assets to Purchaser free of Liens other than Permitted Liens.

                  (b) After the Closing, Purchaser will from time to time, at Seller's request and without further cost to Seller, execute and deliver to Seller such other instruments of assumption and take such other action as Seller may reasonably request so as more effectively to assume the Assumed Liabilities.

         11.9. Bulk Sales. Purchaser waives compliance by Seller with the provisions of the so-called bulk sales Law of any jurisdiction.

         11.10. Transfer. Purchaser and Seller will cooperate and take such action as may be reasonably requested by the other in order to effect an orderly transfer of the Assets and the Business with a minimum of disruption to the operations and employees of the Business and of the other businesses of Seller.

         11.11. Governing Law. The validity, performance and enforcement of this Agreement and all Ancillary Documents, unless expressly provided to the contrary, shall be governed by the Laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof, except that with respect to matters regarding the transfer of right, title to and interest in any Contract or Permit, the Laws governing such Contract or Permit shall govern, without giving effect to the principles of conflicts of law thereof.

         11.12. Execution In Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         11.13. Titles And Heading. Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         11.14.   Certain Interpretive Matters And Definitions.

                  (a) Unless the context otherwise requires, (i) all references to Sections, Articles, Exhibits or Schedules are to the Sections, Articles, Exhibits or Schedules of or to this Agreement, (ii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iii) "or" is disjunctive and (iv) words in the singular include the plural and vice versa.

                  (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof.

                  (c) As used in this Agreement, (i) the term "Subsidiary" has the meaning given to that term in Rule 1-02 of Regulation S-X under the Securities Act of 1933, as amended (the "Securities Act"); (ii) the term "Affiliate" has the meaning given to the term in Rule 405 under the Securities Act, and will include without limitation any Subsidiary; (iii) the term "Governmental Agency" means the United States or any state, local or foreign government, or any subdivision, agency or authority of any thereof; and (iv) the term "Laws" means all federal, state and local laws, codes, and ordinances and all rules and regulations promulgated by any Governmental Agency thereunder.

                  (d) Notwithstanding anything to the contrary contained herein, for purposes of this Agreement, the term "knowledge of Seller" or variations thereof shall mean the actual knowledge of Dr. Kenan Umar, Mr. Emre Umar, Mr. Glen Jeffes and Mr. Jerry Schafer.

         11.15. Cross-References. If a document or matter is disclosed in any Exhibit or Schedule to this Agreement in connection with a representation or warranty made herein, it shall be deemed to be disclosed with respect to the same matter addressed elsewhere in this Agreement but only if the reference provides fair disclosure of the matter in question.

         11.16. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         11.17. Specific Performance. Seller acknowledges that Purchaser will be irreparably harmed and Purchaser will have no adequate remedy at Law if Seller fails to perform any of its obligations under this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to it, Purchaser shall have the right to obtain injunctive relief to restrain a breach or threatened or breach of, or otherwise obtain specific performance of, Seller's covenants and other agreements contained in this Agreement.

         11.18. Arbitration. Any controversy or claim arising out of or relating to this Agreement or any Ancillary Document (other than a dispute that is subject to Section 2.3 of this Agreement which shall be resolved in accordance with Section 2.3 or a dispute that is subject to Section 9.7, which shall be resolved in accordance with Section 9.7) shall be settled by arbitration in accordance with the following provisions:

                  (a) Disputes Covered. The agreement of the parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement, any Ancillary Document or any of the transactions contemplated by this Agreement. Disputes include actions for breach of contract with respect to this Agreement or the Ancillary Document, as well as any claim based on tort or any other causes or action relating to the transactions contemplated by this Agreement such as claims based on an allegation of fraud or misrepresentation and claims based on a federal or state statute. In addition, the arbitrators selected according to procedures set forth below shall determine the arbitrability of any matter brought to them, and their decision shall be final and binding on the parties. Notwithstanding the foregoing, Purchaser shall be permitted to seek injunctive relief under the circumstances contemplated by
Section 11.17.

                  (b) Forum. The forum for the arbitration shall be Atlanta, Georgia.

                  (c) Law. The governing law for the arbitration shall be the law of the Commonwealth of Pennsylvania, without reference to its conflicts of laws provisions.

                  (d) Selection. There shall be three arbitrators, unless the parties are able to agree on a single arbitrator. In the absence of such agreement within ten days after the initiation of an arbitration proceeding, Seller shall select one arbitrator and Purchaser shall select one arbitrator, and those two arbitrators shall then select within ten days a third arbitrator. If those two arbitrators are unable to select a third arbitrator within such ten day period, a third arbitrator shall be appointed by the commercial panel of the American Arbitration Association. The decision in writing of at least two of the three arbitrators shall be final and binding upon the parties.

                  (e) Administration. The arbitration shall be administered by the American Arbitration Association.

                  (f) Rules. The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the parties may agree upon at the time, except that each party shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts. In the event of any conflict between those rules and the provisions of this Section, the provisions of this Section shall prevail.

                  (g) Substantive Law. The arbitrators shall be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrators shall make a good faith effort to apply substantive applicable law, but an arbitration decision shall not be subject to review because of errors of law. The arbitrators shall be bound to honor claims of privilege or work product doctrine recognized at law, but the arbitrators shall have the discretion to determine whether any such claim of privilege or work product doctrine applies.

                  (h) Decision. The arbitrators' decision shall provide a reasoned basis for the resolution of each dispute and for any award. The arbitrators shall not have power to award punitive damages, except in the case of fraud or willful misconduct.

                  (i) Expenses. Each party shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties shall share equally the fees and expenses of the American Arbitration Association and the arbitrators.

                  (j) Remedies; Award. The arbitrators shall have power and authority to award any remedy or judgment that could be awarded by a court of law in the Commonwealth of Pennsylvania. The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PRISON HEALTH SERVICES, INC.                 CORRECTIONAL PHYSICIAN SERVICES,
                                             INC.
("Purchaser")                                ("Seller")


By: /s/ Bruce A. Teal                        By: /s/ Emre Umar
    ---------------------------------           --------------------------------
    Bruce A. Teal                            Name:
    Executive Vice President and                  ------------------------------
    Chief Financial Officer                  Title:
                                                   -----------------------------

KENAN UMAR                                   EMRE UMAR


/s/ Kenan Umar                 (SEAL)        /s/ Emre Umar                (SEAL)
-------------------------------              -----------------------------

                   AMENDMENT ONE TO ASSET PURCHASE AGREEMENT

                  This AMENDMENT ONE TO ASSET PURCHASE AGREEMENT (this "Amendment") is made and entered into as of the 29th day of March, 2000, between PRISON HEALTH SERVICES, INC., a Delaware corporation ("Purchaser"); CORRECTIONAL PHYSICIAN SERVICES, INC., a Pennsylvania corporation ("Seller"); KENAN UMAR, a resident of the Commonwealth of Pennsylvania ("Dr. Umar"); and EMRE UMAR, a resident of the Commonwealth of Pennsylvania ("Mr. Umar") (Dr. Umar and Mr. Umar and hereinafter referred to collectively as the "Shareholders").

                                    RECITALS

         A. The parties have entered into that certain Asset Purchase Agreement dated the date hereof.

         B. The parties desire to amend the Asset Purchase Agreement to delay the effective date of the Closing, as described below.

         Section 1. Definitions. All capitalized terms used herein without definition shall have the meanings set forth in the Asset Purchase Agreement.

         Section 2. Effective Date of the Closing. Notwithstanding anything to the contrary set forth in the Asset Purchase Agreement, the parties agree that the Closing shall be effective at 11:59 pm Eastern Standard Time on the date hereof.

         Section 3. Calculation of Amounts. Notwithstanding anything to the contrary set forth in the Asset Purchase Agreement, the Adjusted Net Working Capital and all other amounts having a bearing on the Purchase Price that were required to be computed as of the close of business on the day prior to the Closing Date shall be computed as of the close of business on the Closing Date.

         Section 4. Emp1oyment of Seller Personnel. Notwithstanding anything to the contrary set forth in the Asset Purchase Agreement, Purchaser shall employ the Seller personnel that Purchaser has agreed to employ pursuant to Section 9.1 of the Asset Purchase Agreement effective as of March 30, 2000.

         Section 5. Provision of Pharmaceuticals and Laboratory Services. Seller will provide pharmaceuticals and laboratory services to Purchaser for thirty days from the Closing Date. Seller will bill Purchaser for such pharmaceuticals at acquisition cost plus $2.86h per prescription. Seller will bill Purchaser for laboratory services at cost.

         Section 6. Affirmation of Asset Purchase Agreement. Except as modified as set forth above, the Asset Purchase Agreement is hereby ratified and confirmed in all respects.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PRISON HEALTH SERVICES, INC.                 CORRECTIONAL PHYSICIAN
SERVICES,                                    INC.
("Purchaser")                                ("Seller")

By: /s/ Bruce A. Teal                        By: /s/ Kenan Umar
   ------------------------------------         --------------------------------
   Bruce A. Teal                                Name:
   Executive Vice President and                      ---------------------------
   Chief Financial Officer                      Title:
                                                      --------------------------

KENAN UMAR                                   EMRE UMAR

/s/ Kenan Umar                   (SEAL)      /s/ Emre Umar                (SEAL)
---------------------------------            -----------------------------


                                       2